SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

UMB Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

UMB Financial Corporation

Notice of Annual Meeting of Shareholders

and Proxy Statement

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

April 21, 2009

9:00 a.m. CDT

UMB Bank Building

1010 Grand Boulevard

Kansas City, Missouri 64106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 21, 2009

The Annual Meeting of Shareholders of UMB Financial Corporation (the “Company”) will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106 on April 21, 2009, at 9:00 a.m. CDT. We are holding the Annual Meeting for the following purposes:

1) To elect four Class III directors to hold office until the Annual Meeting of 2012;

2) To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009;

3) To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually; and,

4) To transact such other matters as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on February 27, 2009, will be entitled to notice of, and to vote at, this meeting or any adjournments thereof. This Proxy Statement is being mailed on or about March 9, 2009.

It is important that your shares be represented at the meeting. We urge you to exercise your right to vote by completing and returning the enclosed proxy card.

By Order of the Board of Directors,

Dennis R. Rilinger

Secretary

The date of this notice is March 9, 2009.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.

UMB FINANCIAL CORPORATION

1010 Grand Boulevard

Kansas City, Missouri 64106

PROXY STATEMENT

GENERAL INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed beginning March 9, 2009, to the shareholders of record of the common stock, par value one dollar ($1.00) per share, of UMB Financial Corporation (the “Company”) as of February 27, 2009 (the “record date”). These proxies are being solicited on behalf of the Company’s Board of Directors (the “Board”) to be used at the 2009 Annual Meeting of the Company’s shareholders which will be held at 9:00 a.m. CDT on April 21, 2009 at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106, and any adjournment thereof (the “Annual Meeting”).

Attendance at the Annual Meeting is limited to shareholders of record or their proxies, beneficial owners of Company common stock having evidence of such ownership, and guests of the Company.

Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. This Proxy Statement contains information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to Be Held on April 21, 2009

This Proxy Statement, the Annual Report to Shareholders, and the Annual Report on Form 10-K for the year ended December 31, 2008, are available at www.edocumentview.com/UMBF, together with any amendments to any of these materials that are required to be furnished to shareholders.

Shareholders will meet for the following purposes:

1)	To elect four Class III directors who will hold office until the Annual Meeting of 2012;

2)	To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009;

3)	To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually; and

4)	To transact such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for directors; “FOR” the ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009; and “AGAINST” the shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.

Shareholders do not have any dissenters’ rights of appraisal in connection with any of these matters.

Who Can Vote

Holders of the Company’s common stock at the close of business on February 27, 2009, are entitled to notice of, and to vote at, the Annual Meeting. On February 18, 2009, there were 41,032,147 shares of Company common stock outstanding. Each share is entitled to one vote on each matter properly brought before the Annual Meeting other than the election of directors (which is done by cumulative voting). Shares can be voted at the Annual Meeting only if the shareholder is present or represented by a valid proxy. If you have shares attributable to your account under the Company’s Employee Stock Ownership Plan, you have the right to direct the voting of those shares. Any shares not so directed will be voted by the trustee, Marshall & Ilsley Trust Company, N.A. If you have a beneficial interest in shares allocated to your account under the Company’s Profit Sharing and 401(k) Savings Plan, you have the right to direct the voting of those shares; any shares not so directed will not be voted.

Voting

Your vote is important. Since many shareholders cannot personally attend the meeting, a large number must be represented by proxy. Proxies may be given by either a written proxy card or by communicating with the Company’s transfer agent by use of the internet or telephone. Instructions for giving your proxy by those means accompany this Proxy Statement. Proxies may be revoked at any time before they are exercised: (i) by written notice to the Corporate Secretary, (ii) by telephone or internet notice to the Company’s transfer agent, (iii) by a properly executed, later-dated written or internet or telephonic proxy, or (iv) by voting by ballot at the Annual Meeting. Your voting method will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If you wish to vote at the meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record authorizing you to vote at the Annual Meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy card or otherwise provide a proxy, but do not specify how you want your shares to be voted, your shares will be voted: 1) equally in favor of the election of all nominees listed on the proxy card; 2) in favor of ratifying the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009; and 3) in opposition to the shareholder proposal to eliminate the classification of terms of the Company’s Board of Directors to require that all directors stand for election annually. Votes will be counted by the inspectors of the election appointed by the Chairman at the Annual Meeting.

The inspectors of the election will treat abstentions and broker non-votes (as defined below) as present for determining whether a quorum is present. If you are the beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions (“Uninstructed Shares”), under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (Election of Directors) and Proposal 2 (Approval of Auditors) are considered routine matters. Proposal 3 (Shareholder Proposal) involves a matter that the Company believes will be considered non-routine.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” The Company encourages you to provide voting instructions to the organization that holds your shares. The impact of abstentions and broker non-votes for purposes of determining the approval of any matter submitted to the shareholders for a vote is described in the “Required Votes” sections below.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote, subject to and in accordance with the requirements set forth in Rule 14a-4(c) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company does not anticipate that any other matters will be raised at the Annual Meeting.

Solicitation of Proxies

The Company is soliciting the proxy and will pay the cost of the solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, or by email or telephone, by employees of the Company or by employees of Georgeson Shareholder Communications, Inc. (“Georgeson”). Employees have not been specifically engaged for the purpose of solicitation however, and will not be compensated for their efforts. The Company has engaged Georgeson to assist in the solicitation of proxies and provide related informational support, for a service fee of $12,500 and the reimbursement for certain out-of-pocket expenses. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to security owners and updating their proxies.

Delivery of Voting Materials to Shareholders

Notice of Internet Availability

Some shareholders will be mailed a notice containing instructions on how to access this proxy statement, the Company’s Annual Report, and the Company’s Annual Report on Form 10-K and how to vote their shares online (“Notice of Availability”). If a shareholder receives the Notice of Availability, they will not receive a printed copy of the proxy voting materials (Annual Report, Annual Report on Form 10-K, Proxy Card, and Proxy Statement) unless it is requested by following the instructions for requesting such materials contained on the Notice of Availability. Shareholders receiving the Notice of Availability may receive a full set of printed proxy materials for this meeting and all future meetings by following the instructions contained on the notice.

Full Set of Proxy Materials

Some shareholders will be mailed a full set of proxy voting materials instead of a Notice of Availability. If a shareholder would like to reduce the environmental impact and the costs incurred by the Company in mailing proxy materials, they may elect to receive all future proxy materials electronically via the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Householding

Two or more registered shareholders (shareholders whose shares are not held in street name) sharing the same address will each receive a Notice of Availability or complete set of the proxy voting materials. Services that deliver the Company’s proxy voting materials to shareholders that hold Company stock in street name through a bank, broker or other beneficial holder of record may deliver to multiple shareholders sharing the same address only one set of the Company’s Annual Report, Annual Report on Form 10-K, and Proxy Statement, but separate proxy cards for each shareholder. If street name shareholders holding receiving one set of the Proxy Materials wish to receive separate copies of the proxy materials or Notice of Availability, they should notify their bank, broker or other beneficial holder of record.

Required Votes—Election of Director Nominees

Voting is cumulative in the election of directors. The Board is divided into three classes which are equal in number. At each Annual Meeting of shareholders, the directors constituting one class are elected for a three-year term. In addition, if an individual has been reclassified or is appointed to fill a vacancy in one of the other two classes since the last Annual Meeting, his/her name will also be submitted for a shareholder vote.

In voting for the election of directors in any class, cumulative voting is permitted and shareholders are entitled to cast as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected in that class. Such votes may be cast all for a single candidate in that class or the votes may be distributed among the candidates in the class, as the shareholder directs. If you withhold authority to vote for any individual nominee, the shares attributed to such nominee will go unvoted unless allocated to another nominee. Shareholders desiring to specifically allocate such shares to a specific candidate or specific candidates through cumulative voting must vote their shares by returning the proxy card or providing a proxy by telephone or through the internet, or by voting in person at the Annual Meeting. Any shares not voted (whether by abstention, withheld votes, broker non-votes or otherwise) have no impact on the election of directors. If you sign the proxy card or otherwise give a proxy (by telephone or over the internet or otherwise) but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card.

Each nominee must be elected by a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more is unable to do so, the proxies will be voted for substitute nominees selected and approved by the Board’s Corporate Governance Committee and nominated by the Board.

Required Votes—Ratification of Selection of Auditors

To be approved, the ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009 requires the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Uninstructed Shares are entitled to vote on this matter. Therefore, broker non-votes and abstentions will have the effect of negative votes.

Required Votes—Shareholder Proposal and Other Matters

These proposals are generally considered to be non-routine matters and are non-discretionary. To be adopted, the proposals must receive the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote. Uninstructed Shares are not entitled to vote on these matters, and therefore broker non-votes will not be considered in determining the number of votes necessary for approval and will not affect the outcome. Abstentions have the effect of negative votes.

STOCK OWNERSHIP

Principal Shareholders

The following persons owned of record or beneficially more than five percent of the common shares of the Company (the only outstanding voting securities of the Company) at the close of business on February 18, 2009:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. Crosby Kemper 1010 Grand Blvd. Kansas City, Missouri	5,682,094	(1)	13.85%
Advisory Research Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	2,500,710	(2)	6.09%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	2,288,279	(3)	5.58%
Thomas J. Wood III 8055 Bond Lenexa, Kansas	2,269,540	(4)	5.53%

(1)	Includes 13,058 shares held by Mary S. Kemper (wife of R. Crosby Kemper). Includes 290,397 shares held by Kemper Realty Company and 403,404 shares held by Pioneer Service Corporation. Each of these are entities through which voting and investment decisions may be controlled, directly or indirectly, by R. Crosby Kemper. Also includes 1,546,049 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case R. Crosby Kemper has or shares voting or investment powers. Of this number, 738,107 shares are held in trusts established under the will of Rufus Crosby Kemper, and 70,362 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. 670,902 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, J. Mariner Kemper, and Sheila Kemper Dietrich, or any two of them. 12,756 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, J. Mariner Kemper, and Mary S. Kemper or any two of them; and 53,922 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a., but only upon the direction of R. Crosby Kemper.

(2)	According to information provided to the Company in Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009.

(3)	According to information provided to the Company in Schedule 13G filed with the Securities and Exchange Commission on February 6, 2009. According to the filing, 919,471 are beneficially owned by Barclays Global Investors, n.a.; 1,348,706 shares are beneficially owned by Barclays Global Fund Advisors; and 20,102 shares are beneficially owned by Barclays Global Investors, Ltd.

(4)	Includes 491,592 shares held in fiduciary accounts where Thomas J. Wood is given the authority by the documents to vote and/or dispose of the shares of the Company and 1,764,076 shares held by the Wood Family Partnership of which Mr. Wood is a general partner.

Stock Owned By Directors, Nominees, and By Executive Officers

The following table sets forth the number of shares of the Company’s common stock (the only outstanding voting securities of the Company) beneficially owned (as defined in Rule 13d-3 of the Exchange Act), as of February 18, 2009, by each director, each nominee, and by the executive officers named in the Summary Compensation Table. It also includes the shares beneficially owned by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Holdings (1)		Percent of Class
Theodore M. Armstrong	5,236		*
David R. Bradley, Jr.	19,218		*
Peter J. deSilva	81,275		*
Terrence P. Dunn	13,064		*
Kevin C. Gallagher	473		*
Peter J. Genovese	62,350		*
Greg M. Graves	1,239		*
Michael D. Hagedorn	28,096		*
Alexander C. Kemper	1,633,250	(2)	3.97%
J. Mariner Kemper	1,597,416	(3)	3.88%
John H. Mize, Jr.	1,154		*
Kris A. Robbins	3,068		*
Thomas D. Sanders	2,984		*
L. Joshua Sosland	7,658		*
Paul Uhlmann III	7,844		*
Dr. Jon Wefald	9,939		*
Clyde W. Wendel	11,874		*
Thomas J. Wood III	2,269,540		5.53%
All Directors and executive officers as a Group	5,183,639	(4)	12.59%

*	Less than 1% of outstanding shares.

(1)	Includes shares of common stock held directly by the individuals as well as by members of such individuals’ immediate families who share the same household, and shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes restricted shares of common stock held by executive officers which are not vested, but for which the executive officer has voting rights, and shares that are subject to outstanding options exercisable within 60 days. The following named executive officers have options that are exercisable within 60 days for the amounts shown: Peter J. deSilva—12,072 shares, Peter J. Genovese—13,293 shares, Michael D. Hagedorn—3,061 shares, and J. Mariner Kemper—35,247 shares. In addition, all other executive officers collectively hold such options to acquire 64,807 shares. J. Mariner Kemper has pledged 20,000 shares of common stock as security.

(2)	Includes 290,397 shares held by Kemper Realty and 403,404 shares held by Pioneer Service Corporation. Alexander Kemper serves as an officer and a director of each of these entities, and may control voting and investment decisions, directly or indirectly. Also includes 118,341 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case Alexander Kemper shares with other family members (including Mariner Kemper) voting and/or investment powers. Also includes 738,107 shares held in trusts established under the will of Rufus Crosby Kemper, and 70,362 shares held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them.

(3)

Includes 290,397 shares held by Kemper Realty and 403,404 shares held by Pioneer Service Corporation. Mariner Kemper serves as an officer and a director of each of these entities, and may control voting and investment decisions, directly or indirectly. Also includes 118,341 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case Mariner Kemper shares with other family members (including Alexander Kemper) voting and/or investment powers. 670,902 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, Mariner Kemper, and Sheila Kemper Dietrich, or any two of them. 12,756 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, Mariner Kemper, and Mary S. Kemper or any two of them.

(4)	Shares held in foundations, trusts and companies over which more than one member of the Board or executive officers share voting and/or investment power have been included only one time in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file with the SEC. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 2008 all of its officers, directors and greater-than-10% beneficial owners complied with applicable Section 16(a) filing requirements, except as follows. Kris Robbins filed a late Form 4 reporting a grant of 239 shares of common stock; Brian Walker was late in reporting the purchase of 21 shares of common stock through the Company’s Employee Stock Purchase Plan and filed a late Form 4 reporting the grant of options to buy 900 shares of stock; Jon Wefald filed a late Form 4 reporting the purchase of 97 shares of common stock; Peter Genovese was late in reporting the exercise of options to purchase 8,200 shares of common stock; David Kling filed a late Form 4 reporting the sale of 237 shares of common stock to pay withholding taxes upon the vesting of restricted stock; Alexander Kemper filed a late Form 4 reporting the sale of 833 shares of common stock and a late Form 4 reporting the sale of 40 shares of common stock; J Mariner Kemper filed one late Form 4 reporting the sale of 40 shares of common stock.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company. Such Guidelines, as last revised by the Board on January 27, 2009, set forth a set of corporate governance principles that provide a flexible framework within which the Board may conduct business. A copy of the Corporate Governance Guidelines may be found on the Company’s website at www.umb.com/investor.

Committees of the Board of Directors

The Company has the following three standing committees: an audit committee, corporate governance and nominating committee, and compensation committee. Each is described below.

Governance Committee. The Company’s Corporate Governance and Nominating Committee (the “Governance Committee”) has four members: Terrence P. Dunn (Chair), Paul Uhlmann III, Thomas J. Wood III., and L. Joshua Sosland (the latter having been appointed to the Committee on January 27, 2009). During 2008 and until January 27, 2009, David R. Bradley, Jr. also served as a member of the Governance Committee. The primary functions of the Governance Committee are to: (i) consult with the Board regarding the size, organization, composition and functioning of the Board and its committee structure and makeup, (ii) select and approve candidates for Board membership, (iii) recommend director-nominees for each Board committee, (iv) lead the Board in its periodic reviews of the Board’s and its committees’ performance, (v) develop and recommend for Board approval, a set of corporate governance principles applicable to the Company,

(vi) evaluate and make recommendations to the Board regarding Board effectiveness and corporate governance policies and practices, and (vii) provide consultation or assistance to the Board on such other corporate governance matters as the Board may refer to it from time to time. The Governance Committee met four times during the 2008 fiscal year. The Governance Committee has a formal charter which is available on the Company’s website, at www.umb.com/investor. The Board has determined each current and former member of the Governance Committee to be independent, as defined in applicable SEC and the NASDAQ Global Select Market (“NASDAQ”) rules and regulations.

Audit Committee. The Company’s Audit Committee, a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The members of the Audit Committee are: Theodore M. Armstrong (Chair), Kevin C. Gallagher, John H. Mize, Jr., and Kris A. Robbins. The Board has determined each current and former member of the Audit Committee to be independent, as defined in applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules and regulations and qualified to serve on the Audit Committee under applicable SEC and NASDAQ requirements. The Board also determined, at its January 27, 2009, Board meeting, that Theodore M. Armstrong and Kris A. Robbins were each independent directors and qualified as audit committee financial experts, under applicable law and the NASDAQ rules. The Audit Committee met six times during the 2008 fiscal year. The Audit Committee has a formal charter (last revised on January 27, 2009) which is available on the Company’s website at www.umb.com/investor.

The primary functions of the Audit Committee are to provide an evaluation, review and oversight of: (i) the quality, integrity and adequacy of the accounting, financial reporting, risk management and internal control functions of the Company and its subsidiaries; (ii) the integrity of the Company’s financial statements and related reporting process; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications, independence and performance; and (v) the performance and adequacy of the Company’s internal audit function. The Audit Committee has sole authority over the appointment and replacement of the independent auditors, is directly responsible for the compensation, oversight and approval of the work of the independent auditors, and receives communications from the independent auditors. It is also responsible for preparing an Audit Committee report to be included in the Company’s annual proxy statement, and reviewing financial statements and other releases prior to filing with the SEC. The Audit Committee reviews and approves or ratifies related person transactions. Additionally, it establishes procedures for the processing of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Company’s standing compensation committee (the “Compensation Committee”) consists of the following members: Greg M. Graves (Chair), Thomas D. Sanders, Dr. Jon Wefald, and David R. Bradley, Jr. (the latter having been appointed to the Committee on January 27, 2009). During the fiscal year 2008, Michael J. Chesser also served on the Compensation Committee, resigning in January 2008. The primary functions of the Compensation Committee are to: (i) establish and adjust the compensation of the chief executive officer and such other officers of the Company and its subsidiaries as the Compensation Committee may designate from time to time, (ii) review and discuss with management, the compensation discussion and analysis (“CD&A”) narrative required to be included in the Company’s annual report on Form 10-K and the proxy statement for the Annual Meeting of shareholders, and make a recommendation to the Board as to the inclusion of such CD&A in such documents, in accordance with applicable laws, rules and regulations, (iii) make recommendations to the Board regarding the compensation of directors who are not officers of the Company, (iv) administer the Company’s short-term incentive compensation plan, and stock option and equity compensation plans, including the granting of options and issuance of awards of restricted stock thereunder, and (v) provide advice and recommendations to the Company’s management and Board on other compensation issues. The Board has determined each current and former member of the Compensation Committee to be independent under applicable SEC and NASDAQ rules and regulations, and to be a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “outside director” as defined by Section 162(m) of the

Internal Revenue Code. The Compensation Committee met six times during the 2008 fiscal year. The Compensation Committee has a formal charter (last revised on January 27, 2009) which can be viewed on the Company’s website at www.umb.com/investor.

A narrative discussion of the process and procedures for the consideration and determination of executive compensation, including the Compensation Committee’s authority and role in such process, its delegation of certain of such authority to others, and the roles of Company executives and outside executive compensation consultants in making decisions or recommendations as to executive compensation, are contained in the “Executive Compensation—Compensation Discussion & Analysis” set forth below.

In developing its recommendations on director compensation issues, the Compensation Committee obtains from its outside compensation consultant (the consultant is identified and its functions described at “Executive Compensation Consultant” in the “Executive Compensation—Compensation Discussion & Analysis” set forth below) peer group data, board compensation survey results, and suggestions on Board compensation issues. Based on data and suggestions obtained from its consultant, as well as information it obtains from the Company’s management and from public sources, the Committee makes recommendations to the full Board for formal approval and action on Board compensation issues. Such consideration and recommendation is normally made on an annual basis.

Selection of Nominees for the Board of Directors

In identifying and evaluating nominees, the Governance Committee receives recommendations from Company management, from other directors, and from shareholders (in accordance with the procedures described below). The Governance Committee reviews information on each candidate and evaluates him/her based on the criteria set out in the Governance Committee Charter and the needs and requirements of the Company and its Board committees. The Governance Committee believes that any director candidate should have the following minimum qualifications: be an individual of high character and integrity; have a reputation, both personal and professional, consistent with the image and reputation of the Company; and have expertise that may be useful to the Company. The Governance Committee considers various factors, including his/her independence, experience, diversity, age, geographic representation, business associations, economic relationships, education or special skills, prior service on the board of directors of a publicly-traded company, areas of expertise, reputation, ability to regularly attend and actively contribute to Board meetings, and other characteristics and qualities as identified by the Governance Committee or by the Board from time to time as being likely to enhance the effectiveness of the Board and its committees.

It is the policy of the Governance Committee to consider nominations of director candidates properly made or recommended by shareholders in accordance with applicable laws and regulations, or submitted in writing by shareholders to the Governance Committee providing the candidate’s name, biographical data and qualifications. Such written submissions should be sent to: “Board Corporate Governance and Nominating Committee, c/o Corporate Secretary, UMB Financial Corporation, 6th Floor, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, Missouri 64106.” In its consideration of such nominees, the Governance Committee utilizes the same criteria and factors as described in the Governance Committee Charter and as set forth above. There is no difference between the manner in which candidates or nominees submitted by shareholders are evaluated, compared to the manner in which candidates or nominees submitted by management or by members of the Governance Committee or by any other person or entity are evaluated.

The Governance Committee met in January 2009, and selected candidates for the positions held by Class III directors whose terms are scheduled to expire at the April 21, 2009, Annual Meeting. The Board subsequently nominated the candidates selected by the Governance Committee to be presented to the shareholders as reflected in Proposal #1. The candidates identified in Proposal #1 are current directors standing for re-election.

The firm of James Drury Partners was recently engaged to work with the Governance Committee and the Company to identify and assist in the recruitment of future candidates for nomination for election to the

Company’s Board of Directors, with an emphasis on locating candidates who can bring to the Board desired business acumen, geographic representation and diversity. The firm has been assigned to locate potential candidates that possess the desired characteristics and provide assistance in vetting them and arranging interviews with those specified by the Governance Committee. The firm will provide such further research and support as the Governance Committee may from time to time request with respect to the selection of candidates for election to the Board of Directors consistent with the process and criteria set out in the Governance Committee’s Charter. The fees of James Drury Partners will be paid by the Company.

Director Independence

In considering and making decisions as to the independence of each of the Directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). The Board has determined that the following members of the Board are independent as defined in applicable SEC and NASDAQ rules and regulations, and that each constitutes an “Independent Director” as defined in NASD Marketplace Rule 4200, and that such members constitute a majority of the entire Board:

Theodore M. Armstrong	John H. Mize, Jr
David R. Bradley, Jr.	Kris A. Robbins
Michael J. Chesser	Thomas D. Sanders
Terrence P. Dunn	L. Joshua Sosland
Kevin C. Gallagher	Paul Uhlmann III
Richard Harvey	Dr. Jon Wefald
Greg M. Graves	Thomas J. Wood III

In considering the issue of independence, the following relationships, transactions and/or arrangements involving, directly or indirectly, the directors referenced were reviewed and considered: (i) to varying degrees, each of the directors (and/or his/her family members or entities with whom such directors or family members held executive positions or ownership interests or other rights which gave them an element of control or influence over such entity) has had a banking relationship with the Company’s banking subsidiaries, including deposit accounts, extensions of credit, credit cards, investment services, trust services and other personal or commercial banking services; (ii) companies with which four of the Directors are associated, received commercial extensions of credit from the Company’s banking subsidiaries during 2008; (iii) one of the directors was the chief executive officer of a large construction company that performed services on one of the Company’s construction projects during 2008 for which it received from the Company payments not material in amount, and is expected to perform in 2009, work on another of the Company’s construction projects for which it is also expected to receive payments not material in amount; (iv) one of the Directors is the chief executive officer of a large company that obtained substantial commercial banking services from the Company’s banking subsidiaries; and (v) one of the directors is a minority investor in a small business venture in which one of the Company’s Executives is also a minority investor. All of the above transactions and relationships involved contract terms (including price, fees, rates, and interest) no less favorable to the Company than those offered by or available to unrelated entities or persons. The Board concluded that the above arrangements and transactions did not require disclosure under the provisions of Item 404 of Regulation S-K under the Exchange Act (see “Statement of Policy and Process” below), but considered such transactions, relationships and arrangements in reaching its conclusions as to the independence of the directors. The Board concluded that none of the non-employee directors (other than Alexander C. Kemper, who is the brother of the chief executive officer of the Company and the son of a five-percent shareholder of the Company) has any relationship with the Company that would impair his independence. As indicated above, three individuals who served as a director during a portion of 2008 (Jon Wefald, a Class III Director whose term is expiring on April 21, 2009 and who is not standing for re-election,

Richard Harvey, a director whose term expired on April 22, 2008, and Michael D. Chesser, a director who resigned from the Board in January 2008), were determined by the Board to be Independent Directors during the periods of time that they served as Directors.

Attendance at the Board of Directors Meetings, Committee Meetings and Shareholders Meetings

The Board met six times during 2008, and the Executive Committee took action in lieu of meetings seven times during such year. The Audit Committee met six times; the Compensation Committee met six times; and the Governance Committee met four times. All directors attended at least 75% of the aggregate of the number of Board meetings and committee meetings held during the portion of fiscal year 2008 during which he/she was a member thereof.

The Board has adopted a formal policy that strongly encourages all members of the Board to attend the Company’s Annual Meeting of Shareholders, to facilitate communication between the directors and the shareholders of the Company. All but one of the elected members of the Board attended the prior annual meeting of shareholders held on April 22, 2008.

Transactions with Related Persons

Statement of Policy and Process

The Company has adopted a written Statement of Policy and Process (described below) under which the Company’s Audit Committee reviews, and approves or ratifies, any transaction or group of similar transactions (other than those involving compensation and which are reviewed by the Compensation Committee) for which disclosures under Item 404 of Regulation S-K under the Exchange Act are required. Such transactions include those in which the Company is or will be a participant, the amount involved exceeds $120,000, and in which any of the following “Related Persons” have a direct or indirect material interest: (i) any director or executive officer of the Company, (ii) any nominee for director, (iii) any person holding 5% or more of the Company’s securities, (iv) any “immediate family member” (as such term is defined in the Exchange Act) of a director or executive officer or nominee or 5% shareholder, and (v) any firm, corporation or other entity (each a “Related Entity”) in which any of the foregoing persons have a material indirect interest (but expressly excluding any indirect interest arising solely by reason of being a director thereof, or as a less-than-5%-shareholder or limited partner thereof).

No review, approval or ratification is, however, required for transactions (i) where the rates or charges involved are determined by competitive bids, or involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, (ii) involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (iii) where the interest of the Related Person arises solely from the ownership of a class of securities of the Company on which dividends or distributions are made to all holders of such securities on a pro rata basis, or (iv) involving indebtedness extended by any of the Company’s bank subsidiaries if the debt is not non-accrual, past due, restructured or constituting a problem credit under applicable regulatory guidance.

Key personnel in each of the relevant divisions and operations of the Company (and its subsidiaries) where any Related Persons are potential participants in a transaction covered by the Statement of Policy and Process, are responsible for monitoring and reporting to the General Counsel, any existing or contemplated transactions. After obtaining all appropriate data, the General Counsel informs the Audit Committee of any transactions for which review and approval/ratification may be required, and provides to the Audit Committee, data and information necessary to conduct such review. If advance Audit Committee approval of a transaction does not occur, then it shall be considered after the transaction has been entered into, and if the Audit Committee determines it to be appropriate, the transaction may be ratified at the Audit Committee’s next regularly-scheduled meeting. If ratification is not considered appropriate, the Audit Committee shall direct the Company’s management to rescind and terminate the transaction as promptly, and on as favorable of conditions, as is feasible.

No member of the Audit Committee or Compensation Committee participates in any review, consideration, approval or ratification of any transaction with respect to which such member (or any of his or her immediate family members or any of his Related Entities) is involved.

In accordance with the Statement of Policy and Process, when reaching its decision as to whether to approve or ratify a transaction, the Audit Committee considers: (i) the terms of the transaction, (ii) whether completion of the transaction is consistent with the best interests of the Company and its shareholders, (iii) the benefits likely to accrue to the Company, (iv) the extent of the Related Person’s interest in the transaction, (v) whether the transaction presents a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), (vi) any impact the transaction may have on a Director’s independence, (vii) the availability of comparable products or services from sources other than the Related Person, (viii) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, or on terms comparable to those provided to Company employees generally, and (ix) whether the Company is obtaining products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources.

2008 Transactions

The Audit Committee reviewed and approved the following transactions:

R. Crosby Kemper, a holder of more than 5% of the Company’s voting securities and father of J. Mariner Kemper, director and Chief Executive Officer, and Alexander C. Kemper, director, received $150,000 during 2008 in consulting fees pursuant to a consulting agreement with the Company that is in effect (on a month to month basis.) The Company anticipates paying Mr. Kemper $12,500 per month under the consulting agreement for such period of time hereafter as such agreement may remain in effect. The Company will also provide Mr. Kemper with expense reimbursement, an automobile, secretarial and administrative support and office facilities.

R. Crosby Kemper, Alexander C. Kemper and J. Mariner Kemper together with certain other members of their immediate family, own a majority of the stock of Pioneer Service Corporation, and they serve as executive officers of such company. In January 2007, the Company modified and extended leases with Pioneer Service Corporation on two billboards and one parking garage owned by Pioneer Service Corporation for a three-year term at an annual fixed rate for the entire three-year period, of $201,000 per year. The total of the lease payments made to such company during 2008 was $201,000, and it is contemplated that a lease payment in such amount will be paid to such company during 2009 under the provisions of the leases.

During 2008, many of the Company’s directors, executive officers and their related companies and entities, were customers of, and had credit and other banking transactions with, the Company’s affiliate banks in the ordinary course of each respective bank’s business. Such relationships were, and continue to be, conducted on substantially the same terms as those prevailing at the same time for comparable transactions with persons not related to the Company. All loans and other indebtedness extended by such affiliate banks to such directors, executive officers and family members and related companies and entities, were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or its subsidiaries, and did not involve more than the normal risk of collectibility or present other unfavorable features.

In connection with the review of the compensation given to Company executives, the Company’s Compensation Committee reviewed and approved the continued employment of Heather K. Miller, being a sister of J. Mariner Kemper, director and Chief Executive Officer, and Alexander C. Kemper, director, and a daughter of R. Crosby Kemper, shareholder of more than 5% of the Company’s common stock, as Executive Vice President and member of the Management Committee, at a 2008 total compensation of $194,890 (which sum includes $50,371 representing an award under the Company’s 2008 short-term incentive compensation program that was not actually paid until 2009, but excluding the award under the 2007 short-term incentive compensation program that was actually paid to Ms. Miller in 2008). Ms. Miller also received grants of service-based restricted stock, performance-based restricted stock and non-qualified stock options under the Long-term plan valued at $66,432 on the date of grant. It is anticipated that Ms. Miller will continue such employment at a similar compensation level during 2009, with any changes to be reviewed and approved in advance by the Compensation Committee. Since the Compensation Committee reviews and pre-approves all compensation arrangements with Ms. Miller, the Audit Committee does not review such transactions.

There were no transactions since the beginning of the Company’s 2008 fiscal year that were required to be reported in this Proxy or on the Company’s Annual Report on Form 10-K pursuant to the requirements of Item 404(a) of Regulation S-K where the policies and procedures described above did not require review, approval or ratification or where such policies and procedures were not followed.

Code of Ethics

The Company has adopted a Code of Ethics (“Code”) which applies to all employees, officers, and directors of the Company, including the chief executive officer, the chief financial officer and the chief accounting officer. There were no waivers of the Code during 2008. The Code can be viewed on the Company’s website at www.umb.com/investor. The Company will post any changes to the Code, as well as any waivers of the Code for directors, the chief executive officer, chief financial officer, chief accounting officer or any other executive officer, at the same location on such website.

Communications with the Board of Directors

The Board has adopted a formal policy providing a process for shareholders to send communications to the Board, or any individual director. Such communications must be in writing and sent to the Board (or to the individual director) at the following address: UMB Financial Corporation, Chairman of the Governance Committee, c/o Corporate Secretary, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, MO 64106. All such shareholder communications will be acknowledged and reviewed by the Corporate Secretary, and the Corporate Secretary will regularly forward to the Governance Committee a summary of such correspondence. The Governance Committee may take such further action, if any, on any item of correspondence, as it deems appropriate. Any Board member may at any time request and review a log of all correspondence received by the Corporate Secretary that is addressed to the Board (or any individual members thereof), and may obtain from the Corporate Secretary, copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of the chairperson of the Audit Committee, to be thereafter handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has met and held discussions, including separate executive sessions, with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors performing the Company’s audits prior to public release of each announcement.

The Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence, describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ objectivity and independence, and satisfied itself as to the independent auditors’ independence. The Audit Committee determined that the independent auditors’ provision of non-audit services to the Company was insignificant in amount and compatible with the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the internal auditors, their respective audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent auditors the matters required to be discussed under the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T as may be modified or supplemented.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008, and has discussed them with management and with the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2009. The Board has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

Theodore M. Armstrong, Chairman
John H. Mize, Jr.
Kevin C. Gallagher
Kris A. Robbins

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s 2008 compensation for the five Named Executive Officers (the “Executives”) identified in the “2008 Summary Compensation Table” set forth below.

Executive Summary

In 2008, the Company’s Compensation Committee increased salaries for four of the Executives in amounts ranging from approximately 3% to 7%, and decreased the salary of one Executive in multiple stages over a twelve-month period by approximately 38%. The increases were based on increased responsibilities and individual performances that supported strong growth in Company profits. The decrease was based primarily on a phased reduction of the respective Executive’s responsibilities. The Compensation Committee granted cash awards under the Company’s 2008 short-term incentive compensation program established under the Short-Term Plan, at levels between 2% and 48% above target levels. Grants that were significantly above target levels were the result of Scorecard results that were approximately 20% higher than target levels, and discretional increases of 10% to 20% for four of the Executives based primarily on strong 2008 Company financial performance and the specific roles that the respective Executives played in facilitating such performance. The bonus awarded to the remaining Executive was approximately equal to his target level including a 5% discretional increase. The Compensation Committee made equity grants in 2008 under the Company’s long-term incentive compensation program established under the Long-Term Plan, based on the same formulas and basis used in 2007, primarily because the Compensation Committee believed that the 2007 grant levels and formulas had provided effective incentives for the Executives during the prior year. Additionally, the Compensation Committee also gave two of the Executives, Mr. deSilva and Mr. Hagedorn, a special grant of restricted stock in mid-year, to help assure their retention. Although many companies in the financial services sector had significant deterioration in profits during the latter half of 2008, the Company’s performance was strong throughout the year with record profits, and the Compensation Committee’s compensation decisions made during 2008 were not significantly influenced by general economic conditions. The likelihood of a continuation of weakened economic activity for at least a large portion of 2009, if not beyond, is and will continue to be, one of the factors considered by the Compensation Committee in setting performance targets and making other compensation decisions for the Executives in 2009.

Compensation Philosophy

The Company’s compensation philosophy is to (i) provide the Executives a market-based salary to enable them to meet current income needs, (ii) offer an overall compensation package that is sufficient to attract, retain and motivate the Executives to perform at consistently higher levels, (iii) tie the Executives’ annual and long-term cash and equity-based incentives to the achievement of measurable individual, business unit and Company-wide performance goals and the successful execution of Company strategies, and (iv) align the Executive’s incentives with stockholder value creation. To achieve these objectives, the Committee implemented and maintained total compensation packages for the Executives in 2008 that were designed to be generally competitive with the compensation packages offered by the Company’s peer group and other competitors for the Company’s talent pool, taking into account each Executive’s performance, Company-wide performance and other relevant circumstances. In evaluating the extent to which the Company’s performance improved during 2008, the Compensation Committee gave particular weight to growth in the Company’s net income, loan volumes and quality, non-interest income, and improvements in key performance ratios such as return on average assets, return on average equity, and efficiency ratio.

In 2005, the Compensation Committee implemented what it believed to be modest equity and cash incentive programs (compared to the programs of its peer group), in an effort to improve the strength of its Executive positions and retain its strongest performers. The programs primarily used a number of objective performance measurements that are applied at the end of each calendar year (in the case of annual programs) or at the end of each multi-year period (in the case of multi-year programs), to determine a base level of awards, with the

Compensation Committee retaining the discretion to make such additional adjustments (if any) as it deems necessary to properly reward and motivate the Executives. As the Company’s financial performance has improved over the past three years, the awards earned by the Executives under these incentive programs have increased (primarily as a result of increased Company financial performance, and not as a result of any change in the formulas or computational methodology used in the programs), and accordingly their total compensation packages have grown. The Compensation Committee believes that such a result is desirable and in the best interest of the Company’s shareholders, as it truly represents “pay for performance.”

Executive Compensation Consultant

The Compensation Committee utilizes an outside professional executive compensation consultant (a “Consultant”) to provide ongoing advice, research and analytical services relating to the design and components of its Executive compensation programs. The Consultant reports directly to the Compensation Committee, and all of the data and consultation provided by it was rendered for, and provided to, the Compensation Committee. The Consultant may also work with the Company’s management at the request of the Compensation Committee. Funds for the payment of the Consultant’s fees are provided by the Company, at the Compensation Committee’s direction. Hewitt Associates, LLC served as the Compensation Committee’s Consultant from 2005 through April 2008. The Compensation Committee then hired The Hay Group, the current Consultant. A representative of Hewitt Associates, LLC or The Hay Group (as applicable) attended, in person or by teleconference, all but one of the Compensation Committee’s six meetings during 2008.

The Compensation Committee asked the Consultant to provide ongoing consultation regarding the Company’s Executive compensation philosophy, to provide peer-group compensation data, to assist the Compensation Committee in developing evolutionary changes to its incentive programs, and to annually evaluate and offer recommendations relating to the Company’s Executive and Board compensation practices and programs. Representatives of the Consultant have periodically met with the Compensation Committee, sometimes separately and sometimes with key members of management, to stay current on the Company’s business operations, strategy, key performance metrics and goals, as well as the markets in which it competes. Although the Compensation Committee considers the information and recommendations provided by the Consultant in evaluating elements of Executive compensation, all decisions on all such matters are made solely by the Compensation Committee.

At the Compensation Committee’s request, the Consultant has provided assistance in reviewing and updating the Company’s competitive peer group. As described more fully below, based primarily on the recommendation of the Consultant, the Compensation Committee removed certain significantly-larger financial companies whose operations included a large percentage of fee-based business. In 2008, the Consultant utilized that revised peer group data to perform an analysis of competitive compensation levels in order to provide information and advice to the Compensation Committee with respect to, among other matters, the level and mix of the Company’s Executive salaries, long-term and short-term incentive compensation grants, and other elements of Executive compensation. The Consultant provided data and analysis of executive compensation trends, and of the salary ranges and other compensation elements paid by the Company’s peer group for executives serving in positions comparable to those of the Executives. The Consultant helped the Compensation Committee evaluate the reasonableness of proposed performance targets and the duration of vesting schedules used under the Company’s long term equity incentive compensation program, as well as the makeup of scorecards used in its short term cash incentive compensation program. The Consultant reviewed and commented on each proposed adjustment to the Executives’ salaries, the level and mix of equity components granted under the long-term incentive compensation program, and the performance standard used in that program.

Compensation Components

The Company’s primary compensation components are:

•	Salary,

•	Annual cash incentive compensation awards under the Company’s Short-Term Plan,

•	Equity incentive compensation grants under the Company’s Long-Term Plan, consisting of non-qualified stock options, service-based restricted stock, and performance-based restricted stock,

•	Benefits, and

•	Perquisites.

The Compensation Committee has the exclusive power to establish all elements of compensation for the Executives. The Consultant, the Company’s Chief Executive Officer (“CEO”) and the Company’s internal compensation department provide information and recommendations to the Compensation Committee regarding proposed compensation for all Executives; provided however that the CEO does not provide information or recommendations as to, or participate in the establishment of, his own compensation. The information includes data developed internally by the Company and by the Consultant, input from management, and evaluations by the CEO for each of the other Executives. The CEO and Chief Operating Officer (“COO”) do not provide recommendations, or participate in any deliberations or decisions, relating to the determination of any component of their own compensation. The Consultant, the Executives, and other members of Company management, provide input to the Compensation Committee regarding the design and content of each multi-year long term equity incentive compensation program and each annual short term cash incentive compensation program established by the Compensation Committee under the Long-Term Plan and Short-Term Plan, but all decisions on the design of such programs, selection of participants, and level of awards, are ultimately made by the Compensation Committee.

In making compensation decisions, the Compensation Committee takes into account, among other factors, the Company’s current financial and business performance, and each of the performance measurements included in the Company’s Performance Scorecard (see “Annual cash awards under the Short-Term Plan”). It also considers how the Company’s performance compares with that of its peer group, trends and significant changes, any circumstances unique to the Company, and the Executive’s individual Scorecard (if any) and his respective individual performance, as well as that of any specific division or area over which he has primary responsibility, as described below. The Compensation Committee intends that there be a general correlation between the relative scope of an Executive’s responsibilities, and the extent to which his incentive compensation targets are tied to Company-wide performance levels. The Compensation Committee annually considers the aggregate value of all compensation elements for each Executive, to determine whether the total compensation granted to such Executive, as well as the payments or vesting of equity awards that may arise from future contingent events such as a change in control, are reasonable and appropriate.

In considering the levels and “mix” of compensation components to be provided to the Executives each year, the Compensation Committee reviews a tally sheet that reflects, for each individual Executive, the values of each compensation component awarded to him in the prior year, and the cumulative value of prior equity awards that have not yet been realized (e.g., unvested or unexercised options, restricted stock that is still subject to potential forfeiture, and potential cash and equity that the Executive might receive in the event of his death, disability, qualified retirement or a change in control of the Company). The Compensation Committee uses this information in deciding which, if any, compensation components should be emphasized or de-emphasized for the next year, and in evaluating how effective any future equity-based incentive awards are likely to be in light of the amount of the above grants already held by the Executive. The tally sheets enable the Compensation Committee to make compensation decisions and evaluate recommendations, based on a more complete analysis of an Executive’s total compensation and potential rewards.

Although the Company elected to not participate in the Troubled Asset Relief Program (TARP) under the Emergency Economic Stabilization Act of 2008 and is not subject to the executive compensation limitations imposed thereunder or under the recently-enacted American Recovery and Reinvestment Act of 2009, the Compensation Committee nevertheless has in the past, and continues to, carefully consider and evaluate the potential impact that any incentive compensation award to an Executive may have in encouraging him/her to take unnecessary or excessive risk that may injure the Company.

Salary. The Compensation Committee establishes salaries for the Executives based on their scope of responsibilities and performance, the level of compensation being provided to other Company executives, competitive market salaries paid by other companies in the Company’s peer group, and salary surveys and other information provided by the Consultant. The Compensation Committee intends that salaries will meet the competitive salary offerings of the Company’s peer group and enable Executives to meet current income needs.

The peer group used by the Compensation Committee in 2008 replaced the Company’s prior peer group which had included, in addition to a number of similar-sized banks, several significantly-larger financial companies whose operations included a large percentage of fee-based financial service business. Because the Company has traditionally had a disproportionately-high percentage of fee-based financial service business, the Compensation Committee had previously concluded that other institutions having a similar portion of such business should be included in the peer group, irrespective of their size. At the Consultant’s recommendation however, these larger financial institutions were excluded from the revised peer group used in 2008, as it was thought that their significantly greater size might unduly distort the median salary range derived from that peer group. The revised peer group consisted of the following publicly-traded, United States domiciled, banks and financial institutions that are similar in size, as measured by assets between 50% and 200% of that of the Company, and with whom the Company would reasonably compete for executive talent:

Alabama Natl. Bancorporation	Cullen/Frost Bankers, Inc.	Old National Bancorp
Amcore Financial, Inc.	FirstMerit Corporation	Provident Bankshares Corp.
Bancorpsouth Inc.	First Midwest Bancorp Inc.	Sterling Financial Corp.
BOK Financial Corporation	First Citizens Bancshares	Susquehanna Bancshares Inc.
Boston Private Finl. Holdings	First Charter Corp.	Valley National Bancorp.
Chittenden Corp.	FNB Corp.	Wesbanco Inc.
Citizens Republic.	MB Financial Inc.	Wilmington Trust Corp .
Commerce Bancshares Inc.	National Penn Bancshares Inc.	Wintrust Financial Corp.

The Compensation Committee met in May 2008, to consider the Company’s financial results and other performance data for 2007, and to establish each Executive’s salary for the period May 2008 through May 2009. The Compensation Committee used the median salary of each Executive’s peer group counterpart as a starting point for its analysis, based on the Company’s performance compared to its peer group, the roles that the Executives had played in accomplishing significant progress in improving such comparative performance, and the Compensation Committee’s conclusion that the use of any lower reference point would prevent the Company from attracting and retaining the level of talent that was deemed necessary to enable it to continue and extend significant improvements in its performance. It then considered adjustments to reflect the Executive’s relative ranking in the following six areas of value: performance, capabilities, autonomy, strategic perspectives, marketability and criticality. The Compensation Committee believed that these attributes were important measurements of the Executive’s value and of the Company’s need to retain the Executive. The CEO provided the Compensation Committee with rankings of the Executives in each of these six areas (for all Executives other than himself). The Compensation Committee itself determined the rankings for the CEO.

As a consequence of its May 2008 review of the Executives’ salaries, the Compensation Committee made the following salary adjustments for the period May 2008 through May 2009; the increases were immediately effective, and the reduction was implemented in phases as described in the narrative below:

Executive	$ Increase (decrease)	Adjusted Salary	% Increase (decrease)
J. Mariner Kemper	$25,000	$550,000	4.75%
Michael D. Hagedorn	$20,000	$300,000	7.14%
Peter J. deSilva	$22,000	$540,000	4.25%
Peter J. Genovese	($123,730)	$200,000	(38.2%)
Clyde F. Wendel	$12,000	$350,000	3.55%

The Compensation Committee increased the salaries of four of the Executives (as indicated above) based on the above factors and the strong financial performance of the Company (and, where applicable, the Executive and the division over which the Executive had specific accountability). The Compensation Committee’s adjustment of the salaries of Mr. Kemper and Mr. deSilva was additionally based on the manner in which the two individuals divide their duties, the salary data provided by the Consultant based on its use of its proprietary model that analyzes evaluations of the two Executives and the categorization of the Company and the skills and functions associated with the Executives’ respective key responsibilities and duties, together with peer data on the compensation of executives having similar responsibilities and duties. The Consultant’s analysis presented a combined-position (CEO and COO) comparison against the peer group median salary for both the CEO and COO positions, in order to derive a comparative median salary and total compensation for each Executive. The salary established by the Compensation Committee was based, in part, on such combined-position analysis. The Compensation Committee had previously set the 2007 combined salaries of Mr. Kemper and Mr. deSilva slightly above the median level of the Company’s peer group, and the adjustments made in 2008 did not change that relative position. The Compensation Committee believed that the increases described in the above table were appropriate because of the two Executives’ major roles in driving significant improvements in Company-wide financial performance. The Compensation Committee also believed that Mr. deSilva’s increased salary level was necessary to help assure his retention. The Compensation Committee approved a slightly larger increase in Mr. Hagedorn’s salary because of the top performance rankings that he received, and the increasing responsibilities he had assumed over the prior year. With the increase, Mr. Hagedorn’s salary was slightly above the median level of the Company’s peer group. The Compensation Committee increased Mr. Wendel’s salary based on the continuing improvements he implemented in the Asset Management Division and its revenues, and the additional scope of responsibility he had been given since his hiring. Due to his phased reductions in responsibilities, Mr. Genovese’s salary was reduced in May 2008, to $250,000 for the remainder of 2008, and was further reduced on January 1, 2009 to $200,000. The Compensation Committee also concluded that further reductions in Mr. Genovese’s salary may be made during 2009 if additional reductions to his responsibilities are implemented. The Compensation Committee concluded that such amounts were appropriate given the progressive changes in his responsibilities.

Annual cash awards under the Short-Term Plan. The Compensation Committee uses cash incentive compensation awards under the Short-Term Plan for the purpose of motivating the Executives to achieve, and exceed, their individual annual goals and target performance levels as set out in their individual performance scorecards (“Performance Scorecards”) as approved by the Compensation Committee under the Short-Term Plan. In making these awards, the Compensation Committee’s philosophy is to “pay for performance.” The awards are granted in the form of cash because it is believed that the short-term cash is needed to help Executives meet current income needs (including their payment of taxes on the non-cash elements of their compensation packages). Because the awards are contingent upon the Executive’s performance, the Compensation Committee believes that they align the Executive’s financial interest with that of the shareholders and the Company as a whole.

In the first quarter of each year, the Compensation Committee establishes and approves an incentive compensation program for that year under the Short-Term Plan in which approximately 100 of the Company’s top-level associates (including the Executives) participate. The program provides for a target cash award for each participant equal to a specified percentage of his/her salary, such percentage being determined by reference to the recommendations of the Consultant, peer group data, and the tier in which the respective participant has been categorized (based on his/her respective responsibilities and accountabilities). For 2008, the Compensation Committee established the following target cash awards (expressed as a percentage of year-end salary) for the Executives: 50% for each of Messrs. Kemper Hagedorn, and deSilva, and 40% for Messrs. Genovese and Wendel due to the more focused scope of their responsibilities. The portion, if any, of the Executive’s target cash award that he/she will actually receive, is ultimately dependent upon the extent to which the goals and objectives set out in his/her applicable Performance Scorecards are achieved during the year. If achievement of the goals and objectives is in excess of the target levels specified on the Performance Scorecards, a participant can receive an award of up to 150%, of his target award and if they are achieved at a level that is below the target levels but still above the minimum specified level (“Threshold”) Level,” then the participant will receive an award that is prorated between 50% and 100% of his target award. In all cases, the Committee has discretion to make adjustments to the awards.

The Compensation Committee established a Company-wide scorecard setting forth Company-wide annual performance standards “Company Performance Scorecard”) for use in the 2008 program, based on the 2008 business plan and budget approved by the Board of Directors. The 2008 Company Performance Scorecard contained the following Company-wide performance levels, each of which was weighted to take into account its respective impact on the Company’s overall performance:

Performance Category	Measure	Target
Financial Measures	Net Operating income	$79,558,381
	Efficiency Ratio	75.98%
	Return on Average Assets	.97%
	Return on Average Equity	8.6%
	Total Non-Interest Income	$314,167,961
	Total Loans	$3,653,938,194
Customer Measures	Number of Active Customers	264,251
Productivity Measures	Net Charge-offs to Average Loans	.26%
	Non-performing Loans	.46%
Associate Measures	Key Employee Retention Rate	95%
	Associate Satisfaction Survey	77%

The 2008 Company Performance Scorecard differed from that used in prior years, in that it contained a reduced number of metrics (reduced from 14 to 11) and more strongly emphasized the importance on financial elements (as opposed to operational metrics). The Compensation Committee intended that the 2008 Company Performance Scorecard include performance objectives that were challenging but achievable if the Executives and other senior and operating management met or surpassed their business and unit goals and objectives. The Compensation Committee believed that it was in the best interests of Company shareholders to align the Executives’ objectives with the business plan and performance standards on which the Company Performance Scorecard was based. The Compensation Committee used the Company Performance Scorecard as the exclusive set of performance standards for Messrs. Kemper, deSilva, and Hagedorn, because of the Company-wide nature of their duties and accountabilities, and because the Compensation Committee believed that the Company’s overall performance is driven in significant measure by their individual performances.

For two of the Executives having Divisional responsibilities, the Compensation Committee also established management by objectives goals (“MBOs”) and individual scorecards (each an “Individual Performance Scorecard”) setting forth individual performance standards applicable to the respective Executive and his primary areas of responsibility. The Performance Scorecard for Mr. Wendel is a weighted combination of (i) the Company Performance Scorecard referenced above, (ii) MBOs, and (iii) a Divisional scorecard reflecting the following goals and performance levels applicable to the Asset Management Division which he oversees: improvements in non-interest income, total deposits, direct net income before provision and tax, total non-interest income, total loans, net new fees, gross revenue, customer satisfaction survey scores, revenues per employee, fund returns, associate satisfaction survey scores and key associate retention rates. The Compensation Committee believed that Mr. Wendel’s Performance Scorecard should include MBOs and Division goals and objectives, because he has primary control of, and responsibility for, the Asset Management Division.

The Performance Scorecard for Mr. Genovese was a weighted combination of (i) the Company Performance Scorecard; (ii) MBO’s, and (iii) Divisional scorecards reflecting the following goals and performance levels applicable to the St. Louis, South Central, and Arizona Regions which he oversees: improvements in direct net income, total non-interest income, total deposits, total loans, total non-interest expense, new approved credit card accounts, customer cross-sales, non-performing loans, revenues per employee, associate satisfaction survey and key associate retention scores. The Compensation Committee believed that Mr. Genovese’s Performance Scorecard should include MBOs and Divisional goals and objectives because Mr. Genovese has primary control over, and responsibility for, those Divisions.

During the first quarter of 2009, the Compensation Committee reviewed the Company and Divisional performance data for the 2008 calendar year, and used such data to determine the extent to which the performance levels set out in the Company Performance Scorecard and (where applicable) the MBOs, and Individual Performance Scorecards had been accomplished. Some of the financial standards and measurements included in the Company Performance Scorecard were based on “core” results of the Company, to ensure that any award payments would represent the underlying growth of the core business of the Company and not be artificially inflated or deflated by extraordinary items—either in the award year or a prior year to which comparison was being made. When determining the scores on such Scorecards, the Compensation Committee made adjustments for extraordinary gains or losses relating to the Company’s sale of its stock transfer product, severance costs, certain litigation, the mandatory redemption on Class B common stock of VISA USA held by the Company, and the partial reversal of a prior accrual made by the Company regarding contingent indemnification arising from the Company’s membership in VISA USA. The net effect of the adjustments resulted in the 2008 “core” earnings being lowered from reported earnings by a sum of approximately $8.5 million.

The Compensation Committee then used the Performance Scorecard results to compute the mathematical percentage of each Executive’s target award that would be payable based solely on such computations (such sums are set forth in “Computed Award” column in the chart below). In analyzing those numbers, the Compensation Committee concluded that the numbers alone did not, however, fully reflect the contributions and value that some of the Executives had contributed in leading the Company’s transition to increased profitability and competitiveness, as progress in such transition is measured by traditional objective measurements such as increased earnings and stock price, growth in assets and fee business, improved ROA and ROE, and a closing of the gap between its financial performance and that of its peer group. The Compensation Committee found this to be particularly true in light of the difficult economic climate in which all financial institutions operated during the latter half of 2008. The Compensation Committee concluded that in the case of some Executives, the rewards computed solely on the specified measurements, needed to be increased in order to provide a total compensation level that was sufficient to retain and fully motivate them to continue to improve their level of performance. Thus the Compensation Committee increased the sums payable to some of the Executives, each such adjustment being deemed to be fair and necessary. These discretionary adjustments made by the Committee are set forth in the “Discretionary Adjustment” column of the table below:

Name	2008 target award (12/31/08 salary x percentage)	2008 Performance Scorecard percent	Computed Award (column 2 x column 3)	Discretionary Adjustment	2008 actual award	2007 actual award	2006 actual award
J. Mariner Kemper	275,000 ($550,000x50%)	123.43%	$339,432	$67,888	$407,319	$275,000	$260,861
Michael D. Hagedorn	$150,000 ($300,000x50%)	123.43%	$185,145	$37,029	$222,174	$150,000	$134,930
Peter J. deSilva	$270,000 ($540,000x50%)	123.43%	$333,261	$66,652	$399,913	$270,000	$240,272
Peter J. Genovese	$100,000 ($250,000x40%)	97.08%	$97,080	$4,854	$101,934	$117,449	$140,724
Clyde F. Wendel	$140,000 ($350,000x40%)	107.38%	$150,332	15,033	$165,365	$145,000	$133,836

The Compensation Committee believed that the discretionary increases for Messrs. Kemper, Hagedorn and deSilva were appropriate because of the Company’s very strong financial and operating performance during 2008 which was not fully reflected or weighted in the Company Scorecard. The Compensation Committee gave

Mr. Wendel’s increase because of the additional span of control and responsibilities he assumed in 2008, and because of the strong performance of the Asset Management Division in 2008, specifically including significant gains in the level of non-fee income.

After making such adjustments, the Compensation Committee then approved the 2008 Short-Term awards set out in the “2008 Actual Award” column above. For comparison purposes, the awards made to the Executives under the Short-Term Plan for the years 2006 and 2007 are also set forth in the above table.

In February, 2009, the Compensation Committee approved a 2009 incentive compensation program under the Short-Term Plan. With respect to the Executives, the 2009 Program differed from the 2008 Program only by eliminating use of MBOs; by reducing the number of goals used in their respective Performance Scorecards (a reduction from 11 or more, to approximately 4 to 7; and by increasing the weighting assigned to each of such reduced number of goals. The target awards made available to the Executives for the 2009 calendar year were consistent with the levels of those made to them for the 2008 year, and were based on the same percentages of year-end salary. The Compensation Committee’s reduction in the number and weighting of goals on the 2009 Scorecards was based on its conclusion that a more concentrated focus on a smaller number of objectives would more narrowly direct the Executives’ attention to those objectives that were deemed to be most critical to the Company’s success and would thus ensure that the goals were providing incentive opportunities that were meaningful to the Executives. Such reduction was recommended by the Consultant.

Equity grants (options and restricted stock) under the Company’s Long-Term Plan. The Compensation Committee uses equity awards under the Long-Term Plan to reward and encourage the Executives’ continued service and multi-year commitments to the accomplishment of long-term strategies. The Compensation Committee also uses these awards to help attract and retain Executives. The Compensation Committee believes these awards expose Executives to the risks of downside stock prices and motivate them to build and maintain higher sustained earnings, shareholder value and stock prices. Grants of options under the Long-Term Plan are used to motivate the Executives to perform in a manner that will support increases in the Company’s stock price, since such grants are of value only in the event of such increases. In deciding whether to use cash or non-cash compensation components, the Compensation Committee considers the size of the Executive’s existing equity holdings (including restricted stock and options), the Executive’s current income needs, the tax expense that an Executive incurs in connection with the vesting or exercise of equity-based compensation, and the tax consequences for the Company.

The Compensation Committee’s decision to use grants of restricted stock that contain a performance-based element, is influenced in part by the provisions of Section 162(m) of the Internal Revenue Code, which prohibits companies from taking a tax deduction for certain compensation paid in excess of $1 million to any Executive. However, performance-based compensation, as defined in the tax law, is fully deductible if the compensation plan is approved by shareholders and meets certain other requirements. The Committee structured the Long-Term Plan (and its annual awards of performance-based restricted stock and non-qualified stock options made thereunder) such that it believes that the compensation reflected by such awards should qualify as performance-based compensation under Section 162(m) and will thus be deductible. As a result, the Compensation Committee believes that all but a relatively small portion of the compensation granted to Mr. Kemper and Mr. deSilva in 2008 will be deductible. The Compensation Committee anticipates that it may in the future approve new or additional compensation that will not meet deductibility requirements, if it concludes that such compensation is necessary to enable the use of different compensation components when needed and/or to ensure competitive levels of compensation for the Executives, or is otherwise in the best interest of the Company.

Each year the Compensation Committee establishes a multi-year equity-based incentive compensation program under the Long-Term Plan. The Compensation Committee determines which Executives will participate, and establishes a dollar target benefit for each Executive based on a percentage of the Executive’s beginning-year salary. The Compensation Committee establishes the percentage-of-salary levels for participants after considering data provided by the Consultant, peer group data, the scope and overall importance of the Executive’s responsibilities, and the “tier” to which the position of the Executive has been assigned under the program. The Compensation Committee also considers the Company’s size, performance, and profitability.

For 2008, the Compensation Committee set the following percentage-of-salary target amounts for the Executives:

J. Mariner Kemper	100%
Michael D. Hagedorn	70%
Peter J. deSilva	100%
Peter J. Genovese	50%
Clyde F. Wendel	50%

The 100% level was deemed appropriate for Mr. Kemper and Mr. deSilva because of the importance of their leadership and criticality in implementing the Company’s multi-year plans. The lower level selected for Mr. Hagedorn reflected the more focused impact that he was expected to have on those plans, due to his specific scope of responsibility. The percentage selected for Mr. Genovese reflected both his service and contributions to the Company’s Executive Committee, and his responsibilities for three of the Company’s Regions. The level selected for Mr. Wendel was based on his primary responsibility for a large and strategically important division of the Company, the increase in the scope of his responsibilities in 2008, and the need for his retention.

The target benefit amount for each respective Executive was granted in the form of three different awards: a performance-based restricted stock award, a service-based restricted stock award, and a service-based non-qualified stock option award. The mix of these awards in 2008 was designed (i) to encourage retention of the Executives (through the use of the service-based restricted stock), (ii) to put the Executives at risk if the Company’s performance does not improve (through the use of the performance-based restricted stock), and (iii) to motivate the Executives to perform in a manner designed to increase the price of the Company’s stock (through the use of the non-qualified stock options). The selection of the three awards and the mix used in 2008 was generally the same as used in the Compensation Committee’s 2006 and 2007 programs, and was determined by the Compensation Committee based generally on how the awards relate to the objectives and performance that the Long-Term Plan was designed to incent and reward, and on the mix of similar types of awards being offered generally by other financial institutions competing for the Executives’ talent. The Compensation Committee received specific input on this issue from the Consultant, including peer group data.

The mix of awards for Mr. Wendel differed from that of the other four Executives because of a desire to provide a slightly higher “retention” incentive for him. Thus, Mr. Wendel’s mix included a slightly higher portion of service-based restricted stock and slightly lower portion of performance-based restricted stock. The mix and initial value of grants to Executives under the Long-Term Plan during 2008 are reflected below:

		Service-based Restricted stock		Performance-based restricted stock		Non-qualified stock options
Name	Dollar benefit target (as % of 1/1//08 salary)	% of total target	Value at date of grant	% of total target	Value at date of grant	% of total target	Value at date of grant
J Mariner Kemper	$525,000 ($525,000 x 100%)	25%	$131,250	40%	$210,000	35%	$183,750
Michael D Hagedorn	$196,000 ($280,000 x 70%)	25%	$49,000	40%	$78,400	35%	$68,600
Peter J. deSilva	$518,000 ($518,000 x 100%)	25%	$129,500	40%	$207,200	35%	$181,300
Clyde F. Wendel	$169,000 ($338,000 x 50%)	30%	$50,700	35%	$59,150	35%	$59,150
Peter J. Genovese	$ 161,865 ($323,730 x 50%)	25%	$40,466	40%	$64,746	35%	$56,653

The schedule and manner in which each of these three awards “vest” (become free of restrictions and potential forfeiture) is described below. Absent unusual circumstances, none of the grants of options or restricted stock vest until the end of the third year after grant. The Long-Term Plan was first implemented in 2005, and thus the first tranche of grants awarded to the Executives in that year vested in 2008, with the second tranche vesting in 2009 (and the remaining tranche scheduled to vest in 2010). The first tranche of the 2006 awards vested in 2009, with the remaining two tranches scheduled to vest in 2010 and 2011. The Compensation Committee has the discretion to make downward adjustments (but not upward adjustments) to an Executive’s awards as they vest under the Long-Term Plan, but has never yet exercised such discretion. Dividends payable on all restricted stock granted to the Executives are used to purchase additional shares of the Company’s common stock which become part of the restricted stock grant on which such dividends are paid, and become subject to the same restrictions and vesting schedule as the initial restricted stock grant itself.

Performance-based restricted stock grants. These grants of Company stock do not vest until the end of the specified multi-year period, and then only if a specified Company-wide multi-year financial performance standard (chosen and approved by the Compensation Committee at the time the grant was made) has been achieved. At the end of the multi-year period, the Compensation Committee determines whether, and to what extent, the standard has been met, and how many of the performance-based restricted shares have thus vested (are absolutely owned by the Executives free of any further risk of forfeiture), and how many have been forfeited.

Grants of performance-based restricted stock to the Executives vesting in 2008 (having been initially awarded in 2006) used a Company three-year (2006–2008) “operating” earnings-per-share (EPS) target of $4.14, with a threshold level of $4.03. In setting that goal, the Compensation Committee used the 2006 budget and business plan that had been approved by the Board of Directors. In arriving at that target, the Compensation Committee added together a separate targeted EPS for each of years 2006, 2007 and 2008. In doing so, it used the same targeted EPS numbers for 2006 and 2007 as it had used the previous year in developing the three-year (2005–2007) EPS target used in the 2005 program. For the final year (2008) of the 2006–2008 target EPS, the Compensation Committee used the targeted 2007 number increased by 18%. In further support of its decision to use the $4.14, target, the Compensation Committee noted that it represented an increase of 12.7% over the three-year (2005–2007) target it had previously established for the 2005 program. It concluded that the Company’s ability to reach the new standard would require substantial improvements in the financial and operational performance of the Company, and that accomplishing such improvements would be difficult for the Executives. It concluded that a threshold target of approximately 97% of target represented a very challenging goal, and used such percentage as a floor below which no vesting of the Executives’ grants of performance-based restricted stock would vest. In January 2009, the Compensation Committee reviewed the Company’s 2006–2008 financial results and certified that the Company had achieved “core” EPS of $5.38. In determining such results, it made relatively minor adjustments to the $5.59 GAAP earnings-per-share results for the three year period, in order to reflect a “core” profitability of the Company for the three-years that is not artificially inflated or deflated by extraordinary items. The adjustments made by the Compensation Committee related to extraordinary gains or losses relating to the Company’s sales of non-earning assets, sales of branches or other businesses, business acquisition costs, severance costs, certain litigation, contingent indemnification arising from the Company’s membership in VISA USA, and a mandatory redemption of class B common stock of VISA USA held by the Company. All adjustments were consistent with the adjustment methodology provided for in the 2006 long-term equity incentive compensation program. The Compensation Committee also noted both with and without the adjustments that the Company’s EPS exceeded the target level.

Service-based restricted stock grants. These grants of Company stock do not vest (in whole or part) until the Executive has completed a specified number of years of continuous service with the Company (full vesting at five years, with partial vesting beginning at three years). The Compensation Committee makes these grants primarily to help retain Executives. In establishing such grants and vesting schedules, the Compensation Committee also takes into account peer group companies’ grants of similar awards to their executives. In June and in October of 2008 respectively, the Compensation Committee also awarded a special grant of service-based restricted stock to Mr. deSilva (4,820 shares) and to Mr. Hagedorn (4,660 shares), each with a three-year cliff vesting schedule. The Compensation Committee made these grants solely as a retention device, based on a conclusion that retention of both Executives was critical to the long-term success of the Company, and that there was a significant and aggressive current market for their specific skills, abilities and talents.

Service-based non-qualified stock options. These option grants give the Executives the right to purchase Company stock at a price equal to its market price on the date the option was granted, but the options cannot be exercised until they have vested as a result of the Executive’s completion of a specified number of years of continuous service with the Company (full vesting at five years, with partial vesting beginning at the conclusion of three years). The values of these grants are related to the Company’s performance and stock price. The Compensation Committee uses these grants to cause each Executive’s interests to be linked with those of shareholders.

In granting options, the Compensation Committee utilizes the fair market price as of the date the grant is made. Executives have had no input or role in establishing the date on which such grants are made. The Compensation Committee has not selected a grant date so as to provide an advantage to the recipient because of actual or anticipated public disclosures of material positive or negative information relating to the Company, or any other information that would be likely to affect the value of options. The Compensation Committee grants awards to the Executives generally on the same date that grants are made to other employees of the Company. The Compensation Committee has adopted a policy under which normal grants under the annual programs established under the Long-Term Plan are to be made, whenever possible, after the expiration of any insider-trading blackout announced by the Company to its Executives. The Compensation Committee has not delegated any power to Company management to grant equity-based compensation to any Executive or to any other employee of the Company; it has however adopted procedures under which the Committee chairman or his designee, is authorized to approve, on behalf of the entire Compensation Committee, limited grants of equity-based compensation in order to facilitate the hiring of a new officer or in order to retain an “at risk” officer who is being recruited by a competitor for the Company’s talent. Such delegation is however not applicable to any grant to any of the Executives.

Deferred Compensation Plan. In October 2008, the Compensation Committee approved the UMB Financial Corporation Deferred Compensation Plan under which a select group of highly compensated employees may, at their election, defer a portion of their compensation payable for the calendar year 2009 and beyond. At the election of the participant, the deferral may be for a period of years or until the occurrence of a specified event (e.g., retirement). For each deferral by an Executive, the Company undertakes an unsecured obligation to pay the deferred sum at the designated deferral date(s), together with a rate of return on such sum equal to the yield produced by the specific mutual fund selected by the Executive from the group of mutual funds available in the UMB Financial Corporation Profit Sharing and 401(k) Savings Plan, for the designated period(s). The Compensation Committee adopted the plan to promote retention of select highly-compensated employees, including the Executives, by offering them the ability to defer the receipt of taxable income until retirement or the occurrence of other events that were significant to them. The plan applies only to compensation earned by the participants after January 1, 2009. All of the Executives were eligible to participate in the Plan, and two of them elected to defer relatively small portions of their compensation during the 2009 year. The Company does not match any such deferrals.

Benefits. The Company’s Executives receive standard benefits, including health insurance, 401(k) plan matching contributions, and profit sharing contributions. The Compensation Committee benchmarks the benefits against those of the peer group companies. Such benefits are offered to all Company employees who meet the minimum service requirements and are provided equally to all Company associates, except to the extent that they are based pro rata on the respective associate’s salary (e.g., the level of disability insurance coverage).

Perquisites. The Compensation Committee offers personal benefits and perquisites in order to attract and retain the Executives by offering compensation opportunities that are competitive with the Company’s peers. The Compensation Committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. In particular, the payment of club memberships and dues is believed to be in support of the Executives’ responsibilities to help obtain and retain customers and prospective customers. Also, on a limited number of instances, the spouse of an Executive has occupied an aircraft in which the Company holds a fractional interest, where the aircraft was transporting the Executive to a business function that spouses were expected to attend. A modest allowance is offered to all members of the Company’s Management Committee (which includes all of the Executives) to cover the cost of a selected outside financial professional to provide tax preparation and financial planning and related services. Such allowance was deemed to be appropriate in part to help promote the use of a common professional that would prepare the Executives’ tax returns and to help eliminate potential conflicts of interest that may arise from a tax preparer providing services to both the Company and any of the Executives. In determining the total compensation payable to the Executives for a given fiscal year, the Compensation Committee considers these benefits and perquisites to be a relatively insignificant portion of the Executives’ total compensation (representing between 2% and 5%% of their total compensation as reflected on the 2008 Summary Compensation Table below). They do not materially influence the Compensation Committee’s decision in setting the Executives’ total compensation. Please review the 2008 Summary Compensation Table and accompanying footnotes for more information on perquisites and other personal benefits that the Company provides to the Executives.

Additional Payments or Benefits

Under certain circumstances (such as death, disability, retirement or a change-in-control of the Company), the Executives may be entitled to receive additional or accelerated payments or awards. Those payments or awards are described and discussed in detail in Potential Payments upon Termination or Change in Control below. The discussion also analyzes the basis and reasons that the Compensation Committee has provided for such payments and awards.

Compensation Committee Interlocks and Insider Participation

None of the members serving on the Compensation Committee during 2008 (Greg M. Graves, David R. Bradley, Jr., Michael J. Chesser, Thomas D. Sanders and Dr. Jon Wefald) are or have been officers or employees of the Company or its subsidiaries, or have had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Adjustments to Compensation in Event of a Restatement of Financials

The Company has no formal policy on recapturing salary or incentive awards (equity or cash) granted to an Executive, in the event that the Company were to have to restate its financial statements (whether arising from conduct or actions of the Executive, or otherwise). However, the discretion retained by the Compensation Committee to make adjustments in all types of compensation would permit it to decrease an Executive’s compensation under such circumstances if such compensation had not already been paid or become final. There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and become final. To date, the Company has never been required to restate its financial statements.

Stock Ownership Guidelines

In January, 2009, the Company adopted formal stock ownership guidelines in which it encourages the Executives (as well as other senior officers of the Company and its subsidiaries, and the members of the Company’s Board of Directors) to build a meaningful stock ownership position over time. The Compensation Committee believes that its continued use of options and restricted stock as components of the Executives’ compensation, together with the vesting periods associated with them, will help promote such ownership and satisfaction of the Guidelines by the Executives. The Guidelines state that the following categories of the Company’s officers should hold Company stock (or options having a comparable value) equal to the following multiples of their respective annual salary, and that the Company’s Directors should hold a minimum number of shares of the Company Stock, as indicated:

CEO	500% of Base Salary
COO	400% of Base Salary
CFO	400% of Base Salary
EVP’s	200% of Base Salary
Certain SVP’s	200% of Base Salary
Board of Directors	2,000 shares

The Guidelines provide that each individual has a five-year period to accumulate the specified number of shares, and that shares held outright or beneficially, shares owned in a 401(k) plan, the value of exercisable options, and shares of restricted stock, are all counted toward satisfaction of the Guidelines. The Compensation Committee concluded that there was a benefit in adopting a formal set of ownership guidelines, and that periodic reporting of the extent to which individuals are meeting such guidelines will encourage the Executives, Board members, and other Company officers to accumulate a significant stock ownership position that will link their interests with those of shareholders in general.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors of the Company that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Greg M Graves, Chairman

David R. Bradley, Jr.

Thomas D. Sanders

Dr. Jon Wefald

2008 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2008. Information regarding the breakdown of salary and award compensation for fiscal year 2008 is discussed in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis” found earlier in this Proxy Statement.

Name and Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)			Total ($)
Mariner Kemper Chairman and CEO of the Company, Chairman and CEO of UMB Bank, Colorado, n.a.	2008 2007 2006	$ $ $	560,577 514,423 500,000	— — —	$ $ $	322,506 277,189 146,373	$ $ $	124,890 88,193 63,462	$ $ $	407,319 275,000 260,861	$ $ $	0 0 0	$ $ $	58,820 27,445 21,823	(5)	$ $ $	1,474,113 1,182,250 992,519

Michael D. Hagedorn Chief Financial Officer	2008 2007 2006	$ $ $	303,077 271,538 255,769	— — —	$ $ $	133,476 97,896 51,212	$ $ $	49,631 32,788 21,225	$ $ $	222,174 150,000 134,930	$ $ $	0 0 0	$ $ $	33,859 33,317 31,675	(6)	$ $ $	742,217 585,539 494,811

Peter J. deSilva President and COO of the Company and Chairman and CEO of UMB Bank, n.a.	2008 2007 2006	$ $ $	551,452 499,808 468,654	— —	$ $ $	402,058 297,620 175,440	$ $ $	118,316 79,785 52,348	$ $ $	399,913 270,000 240,272	$ $ $	0 0 0	$ $ $	46,671 42,550 33,003	(7)	$ $ $	1,518,420 1,189,763 969,717

Clyde F. Wendel President—Asset Management, Managing Director	2008 2007 2006	$ $ $	358,385 332,751 156,250	— — —	$ $ $	138,609 108,601 37,548	$ $ $	27,933 15,891 4,443	$ $ $	165,365 145,000 133,836	$ $ $	0 0 0	$ $ $	12,038 9,534 3,008		$ $ $	702,330 611,777 335,085

Peter J. Genovese Vice Chairman of the Company	2008 2007 2006	$ $ $	290,809 323,730 323,730	— — —	$ $ $	121,442 114,690 66,323	$ $ $	48,866 39,983 36,948	$ $ $	101,934 117,449 140,724	$ $ $	0 9,105 7,698	$ $ $	39,163 44,757 38,988	(8)	$ $ $	602,214 649,714 614,411

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the Company’s Long-Term Plan (disregarding the estimate of forfeitures related to service-based conditions) and thus may include amounts from awards granted in and prior to 2008. Assumptions made in the calculation of these amounts are included under the heading “Accounting for Stock-Based Compensation” in the Summary of Accounting Policies in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 26, 2009.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the Company’s Long-Term Plan and 2002 Incentive Stock Option Plan (disregarding the estimate of forfeitures related to service-based conditions) and thus may include amounts from awards granted in and prior to 2008. Assumptions made in the calculation of these amounts are included under the heading “Accounting for Stock Based Compensation” in the Summary of Accounting Policies in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on February 26, 2009.

(3)	Amounts are actual amounts earned by the Executives during 2008 under the Short-Term Plan and paid on February 26, 2009.

(4)	The amounts reflected in “All Other Compensation” include the Company’s match and allocation of forfeitures under the Company’s 401(k) and profit sharing plan and employee stock ownership plan, tax gross-ups, life insurance premiums and perquisites and other personal benefits.

(5)	The amount reflected includes perquisites and other personal benefits including:

•	The cost attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service Guidelines);

•	Country club and dining club membership fees of $45,311;

•	Amounts paid for executive disability insurance; and

•	Travel expenses of the executive officer’s family to Company-sponsored functions.

(6)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance pursuant to Mr. Hagedorn’s employment agreement;

•	Country club membership fees; and

•	Amounts paid for executive disability insurance.

(7)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance pursuant to Mr. deSilva’s employment agreement;

•	Country club and dining club membership fees;

•	The cost of professional financial consulting services provided to some executive officers of the Company;

•	Amounts paid for executive disability insurance, and

•	Travel expenses of the executive officer’s family to Company-sponsored functions.

(8)	The amount reflected includes $3,018 in reimbursements for the payment of taxes associated with personal use of the Company’s automobile. It also includes perquisites and other personal benefits including:

•	The cost attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service Guidelines);

•	The cost of professional financial consulting services provided to some executive officers of the Company;

•	The cost of country club and dining club memberships; and

•	Amounts paid for executive disability insurance.

2008 Grants of Plan Based Awards

This table provides information concerning each grant of an award made to the Executives during the fiscal year ending December 31, 2008. The table includes awards under the Company’s Short-Term Plan and Long-Term Plan. Each of these plans and the material terms for the awards under such plans for fiscal year 2008 are discussed in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis” found earlier in this Proxy Statement.

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards Number of Shares of Stock or Units (#) (2)	All other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Thresh- old ($)	Target	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Mariner Kemper	2/29/2008 3/5/2008	2/29/2008	$137,500	$275,000	$412,500	3,895	5,565	5,565	3,478	25,735	$37.73		$524,940
Michael D. Hagedorn	2/29/2008 3/5/2008 10/23/2008	2/29/2008 10/9/2008	$75,000	$150,000	$225,000	1,453	2,077	2,077	1,298 4,660	9,607	$37.73	$ $	195,932 199,961
Peter J. deSilva	2/29/2008 3/5/2008 6/2/2008	2/29/2008 2/29/2008	$135,000	$270,000	$405,000	3,843	5,491	5,491	3,432 4,820	25,392	$37.73	$ $	517,964 249,965
Clyde F. Wendel	2/29/2008 3/5/2008	2/29/2008	$70,000	$140,000	$210,000	1,096	1,567	1,567	1,343	8,284	$37.73		$168,942
Peter J. Genovese	2/29/2008 3/5/2008	2/29/2008	$50,000	$100,000	$150,000	1,201	1,716	1,716	1,072	7,934	$37.73		$161,840

(1)	Amounts reflect potential payment levels under the Company’s Short-Term Plan. The actual amount paid for 2008 is reported in the Summary Compensation Table above.

(2)	Reflects grants made under the Company’s Long-Term Plan.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information concerning the unexercised options and unvested stock awards for each of the Named Executive Officers as of December 31, 2008. The market value of the stock awards is computed by multiplying the closing market price of the Company’s common stock on December 31, 2008, by the applicable number of shares of stock shown in the table for each grant.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Mariner Kemper	2,100	—		—	$17.46	12/15/2009	—		—	—		—
	2,940	—		—	$16.46	12/19/2010	—		—	—		—
	3,000	—		—	$20.01	12/28/2011	—		—	—		—
	3,200	—		—	$19.06	12/30/2012	—		—	—		—
	3,500	—		—	$24.33	12/16/2013	—		—	—		—
	—	3,456	(4)	—	$28.93	12/22/2014	—		—	—		—
	8,747	8,747	(5)	—	$27.06	1/1/2015	4,874	(6)	$239,508	—		—
	—	14,774	(7)	—	$34.84	1/1/2016	3,729	(8)	$183,243	5,969	(9)	$293,317
	—	20,467	(10)	—	$38.84	1/1/2017	3,310	(11)	$162,653	5,296	(12)	$260,245
	—	25,735	(13)	—	$37.73	1/1/2018	3,525	(14)	$173,219	5,641	(15)	$277,199
Michael D. Hagedorn	3,061	3,061	(16)	—	$27.06	3/21/2015	1,705	(6)	$83,784	—		—
	—	3,594	(17)	—	$27.81	6/13/2015	—		—	—		—
	—	5,170	(7)	—	$34.84	1/1/2016	1,304	(8)	$64,079	2,088	(9)	$102,604
	—	7,450	(10)	—	$38.84	1/1/2017	1,204	(11)	$59,165	1,927	(12)	$94,693
	—	—		—	—	—	3,990	(18)	$196,069	—		—
	—	9,607	(13)	—	$37.73	1/1/2018	1,315	(14)	$64,619	2,105	(15)	$103,440
	—	—		—	—	—	4,678	(19)	$229,877	—		—
Peter J. deSilva	—	—		—	—	—	1,716	(20)	$84,324	—		—
	—	3,456	(4)	—	$28.93	12/22/2014	—		—	—		—
	8,048	8,048	(5)	—	$27.06	1/1/2015	4,485	(6)	$220,393	—		—
	—	13,592	(7)	—	$34.84	1/1/2016	3,432	(8)	$168,648	5,490	(9)	$269,779
	—	19,444	(10)	—	$38.84	1/1/2017	3,144	(11)	$154,496	5,030	(12)	$247,174
	—	—		—	—	—	6,650	(18)	$326,781	—		—
	—	25,392	(13)	—	$37.73	1/1/2018	3,479	(14)	$170,958	5,566	(15)	$273,513
	—	—		—	—	—	4,868	(21)	$239,214	—		—
Clyde F. Wendel	—	—		—	—	—	2,072	(22)	$101,818	—		—
	—	3,614	(23)	—	$34.12	6/26/2016	767	(24)	$37,690	896	(25)	$44,029
	—	6,652	(10)	—	$38.84	1/1/2017	1,291	(11)	$63,440	1,505	(12)	$73,956
	—	8,284	(13)	—	$37.73	1/1/2018	1,361	(14)	$66,880	1,588	(15)	$78,034
Peter J. Genovese	4,000	—		—	$24.33	12/16/2013	—		—	—		—
	—	3,456	(4)	—	$28.93	12/22/2014	—		—	—		—
	3,964	3,964	(5)	—	$27.06	1/1/2015	2,210	(6)	$108,599	—		—
	—	6,694	(7)	—	$34.84	1/1/2016	1,691	(8)	$83,096	2,704	(9)	$132,875
	—	6,626	(10)	—	$38.84	1/1/2017	1,071	(11)	$52,629	1,713	(12)	$84,177
	—	7,934	(13)	—	$37.73	1/1/2018	1,086	(14)	$53,366	1,740	(15)	$85,504

(1)	The number of underlying securities has been adjusted to reflect a 10% stock dividend paid in 2000; a 5% stock dividend paid in 2002; and a 2-for-1 stock split in 2006.

(2)	The exercise price has been adjusted to reflect a 10% stock dividend paid in 2000; a 5% stock dividend paid in 2002; and a 2-for-1 stock split in 2006.

(3)

Shares have been adjusted to reflect a 2-for-1 stock split in 2006. Shares also reflect reinvestment of dividends on restricted stock. Dividends and distributions paid on the restricted stock are used to purchase common stock pursuant to the Company’s dividend reinvestment plan. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(4)	Options that were granted under the Company’s 2002 Incentive Stock Option Plan and become fully vested on November 22, 2009.

(5)	Nonqualified stock options that will vest and become exercisable for 50 % of the options shares on January 1, 2009; and for 100% of the option shares on January 1, 2010. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(6)	Service-based restricted stock shares that will vest 50% on April 28, 2009; and the final 50% will vest on April 28, 2010.

(7)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2009; for 75% of the option shares on January 1, 2010; and for 100% of the option shares on January 1, 2011. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(8)	Service-based restricted stock shares that will vest 50% on April 19, 2009, another 25% will vest on April 19, 2010; and the final 25% will vest on April 28, 2011.

(9)	Performance-based restricted stock that vested as to service on January 1, 2009. The Compensation Committee determined on January 21, 2009, that the performance standard had been met and the shares vested.

(10)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2010; for 75% of the option shares on January 1, 2011; and for 100% of the option shares on January 1, 2012. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(11)	Service-based restricted stock shares that will vest 50% on February 23, 2010, another 25% will vest on February 23, 2011; and the final 25% will vest on February 23, 2012.

(12)	Performance-based restricted stock that will vest on January 1, 2010, if performance standard is met.

(13)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on January 1, 2011; for 75% of the option shares on January 1, 2012; and for 100% of the option shares on January 1, 2013. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(14)	Service-based restricted stock shares that will vest 50% on March 5, 2011, another 25% will vest on March 5, 2012; and the final 25% will vest on March 5, 2013.

(15)	Performance-based restricted stock that will vest on January 1, 2011, if performance standard is met.

(16)	Nonqualified stock options that will vest and become exercisable for 50% of the option shares on March 21, 2009; and for 100% of the option shares on March 21, 2010. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(17)	Options that were granted under the Company’s 2002 Incentive Stock Option Plan and become fully vested on May 13, 2010. The options were granted under the provision of Mr. Hagedorn’s initial employment agreement.

(18)	Service-based restricted stock that will vest in full on June 11, 2010

(19)	The Company awarded Mr. Hagedorn 4,660 shares of service-based restricted stock on October 23, 2008. The stock vests in full on October 23, 2011.

(20)	The Company awarded Mr. deSilva 4,000 shares (8,000 shares following the Company’s 2-for-1 stock split on May 31, 2006) of restricted stock on May 4, 2004. The restricted stock vests over a five-year period (20% per year) on January 20 (beginning on January 20, 2005) as long as Mr. deSilva remains in the employment of the Company. This stock vests and accelerates in the event that there is a change in control of the Company and Mr. deSilva’s employment is terminated within one year.

(21)	The Company awarded Mr. deSilva 4,820 shares of service-based restricted stock on June 2, 2008. The stock vests in full on June 8, 2011.

(22)	The Company awarded Mr. Wendel 6,000 shares of restricted stock on July 19, 2006. The stock vests over a three-year period (1/3 per year) on July 19 as long as Mr. Wendel remains in the employment of the Company.

(23)	Nonqualified stock options will vest and become exercisable for 50% of the option shares on June 26, 2009; for 75% of the option shares on June 26, 2010; and for 100% of the option shares on June 26, 2011. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(24)	Service-based restricted stock shares will vest 50% on July 19, 2009, another 25% will vest on July 19, 2010; and the final 25% that will vest on July 19, 2011.

(25)	Performance-based restricted stock that will vest on June 26, 2009, if performance standard is met.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Mariner Kemper	1,386	$33,853	9,633	$415,860
Michael D. Hagedorn	—	—	3,370	$156,073
Peter J. deSilva	—	—	10,554	$444,452
Clyde F. Wendel	—	—	2,057	$109,478
Peter J. Genovese	16,400	$499,122	4,364	$188,389

(1)	The number of shares includes shares acquired through the reinvestment of dividends on grants of restricted stock.

2008 NONQUALIFIED DEFERRED COMPENSATION

In April 1995, the Company adopted the 1995 UMB Financial Corporation Executive Committee Deferred Compensation Plan (“1995 Deferred Compensation Plan”) which allowed members of the Company’s Executive Committee to defer a portion of their salary. Further contributions to the 1995 Deferred Compensation Plan were frozen as of December 31, 2004. Salary deferrals were deposited into an individual account for each participant, and the earnings or losses on the account are equal to the gain or loss on the UMB Scout Funds chosen by the participant. Mr. Genovese is the only member of the Executive Committee that participated in the 1995 Deferred Compensation Plan at the time that contributions were frozen. Mr. Genovese may change the selection of the UMB Scout Funds used to determine earnings or losses at any time.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mariner Kemper	$0	$0	$0	$0	$0
Michael D. Hagedorn	$0	$0	$0	$0	$0
Peter J. deSilva	$0	$0	$0	$0	$0
Peter J. Genovese	$0	$0	($51,171)	$0	$112,299
Clyde F. Wendel	$0	$0	$0	$0	$0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination

The Company’s Executives are all employees at will and may be terminated at any time. Except as described below with respect to circumstances involving death, disability, qualified retirement or a change in control of the Company, and except for payments and benefits that are available generally to all employees of the Company and that do not discriminate in favor of the Executives, none of the Executives are entitled to receive any payments or awards upon termination.

Change in Control

Employment Arrangements

The employment arrangement under which Mr. deSilva joined the Company provides that in the event of a change in control of the Company before January 20, 2009 and if his employment with the Company (or its successor) terminates within one year thereafter for any reason (other than as a result of his death or disability or resignation or an involuntary termination based on acts of dishonesty, violations of law, regulations, or any material Company policy, or failure to devote substantially all of his time and efforts to carrying out his assigned duties or to perform in a reasonable manner all significant duties for which he is given responsibility), then (i) he would be entitled to an immediate lump-sum payment equal to one year’s salary (minus any salary received by him during the period of time between the change in control and the time his employment terminated), and (ii) any of the 4,000 shares (8,000 shares following the Company’s 2-for-1 stock split on May 31, 2006) of Company restricted stock (vesting equally over a period of five years) that he was awarded when he joined the Company on January 20, 2004, that had not yet vested (as of December 31, 2008, 800 of such shares remained unvested), would immediately vest. As a condition of receiving such payment, he would be required to execute a general release of any claims he might have against the Company or any related person or entity. The Committee believed these provisions were necessary in order to overcome Mr. deSilva’s concerns over the adverse impact that a change in control would have on his career, and to thus induce him to join the Company. Because his joining the Company was an important component of a transition in management, the Committee believed that the grant and potential acceleration of vesting was appropriate.

Plan Provisions

The Company’s Long-Term Plan and Short-Term Plan each contain clauses that provide for the acceleration of the vesting of all awards under those Plans in the event of a “change in control” of the Company. The Committee concluded that such provision was needed in order to reassure the Executives who were being asked to implement a transition in management that they would not be adversely affected by an event beyond their control (a change in control) while they are continuing to achieve such implementation. The change in control acceleration features were deemed necessary to attract and retain Executives, since the Company competes for talented employees in a marketplace where such an acceleration feature is commonly offered. The acceleration operates as follows:

Short-Term Plan Payments. The Company’s Short Term Plan provides that upon a change in control of the Company, any awards applicable to a completed performance period are immediately payable. If the change in control occurs before the performance period has ended, then the applicable performance standards are adjusted to reflect the length of the performance period, and payments are made on a pro-rata basis. Discretionary adjustments to the payments are not allowed if there is a change in control. The tables below set out the payments to which the Executives would have been entitled had a change of control of the Company occurred on December 31, 2008.

Stock Options. Unvested stock options granted under the Long-Term Plan are accelerated immediately upon a change in control of the Company. (Unvested stock options granted to the Executives under the Company’s 2002 Plan do not accelerate upon a change in control). The tables set out below reflect the value of Long-Term Plan options that would have been accelerated had a change of control of the Company occurred on December 31, 2008.

Restricted Stock. Service-based restricted stock granted under the Long-Term Plan vests 100% immediately upon a change in control of the Company. Performance-based stock granted under the Long-Term Plan vests immediately upon a change in control of the Company, but only to the extent the required performance standard (which typically covers a multi-year period) has been met by such date. The tables set out below reflect the value of the restricted stock in which the Executives would have become fully vested had a change of control of the Company occurred on December 31, 2008.

Upon a Change in Control:

As a result of the above agreements, plans and provisions, each of the Executives would be eligible to receive the following payments or value in the form of cash or vested options or restricted shares, based on an assumption that on December 31, 2008, there had been a change in control of the Company.

Name	Salary Continuation		Cash Payments (2)	Acceleration of Unvested Nonqualified Options and Restricted Stock (3)	Vested Options (4)	Total of all Columns
J. Mariner Kemper	$0		$339,432	$2,392,695	$626,222	$3,358,349
Michael D. Hagedorn	$0		$185,145	$1,250,231	$33,793	$1,469,169
Peter J. deSilva	$540,000	(1)	$333,261	$2,821,572	$177,700	$3,872,533
Clyde F. Wendel	$0		$150,332	$611,681	$0	$762,013
Peter J. Genovese	$0		$97,080	$886,288	$143,003	$1,126,371

(1)	This amount is payable to Mr. deSilva upon a change in control prior to January 20, 2009 and the subsequent termination of employment within one year after the change in control.

(2)	These amounts would be payable to the Executives under the Short-Term Plan, based on the extent to which the Executives did in fact achieve their 2008 performance goals at the actual levels determined by the Committee on February 13, 2009 without any discretionary adjustments.

(3)	These amounts reflect the value of non-qualified options, performance-based restricted stock and service-based restricted stock under the Long-Term Plan that vest on an accelerated basis upon a change in control (non-qualified options vest 100% upon a change in control, with values based on the amount by which they were “in the money” as of December 31, 2008; service-based and performance-based restricted stock values are based on the stock price on December 31, 2008 (the vesting of the service-based restricted stock accelerates 100% upon a change in control, while the vesting of performance-based restricted stock accelerates pro-rata based on the extent to which the respective performance standard has been accomplished). This computation assumes that 100% of the performance standard for the 2006 grants had been achieved, that 73.52% of the performance standard for the 2007 grant had been achieved, and that 33.49% of the 2008 grant had been achieved.

(4)	These amounts reflect the value of options under the Long Term Plan that were already fully vested (but not exercised) as of December 31, 2008. The values are listed solely to reflect the value that would be available to the Executives on December 31, 2008 irrespective of the occurrence of a change in control.

Death and Disability

Stock Options. Upon the death or disability of an Executive, all unvested stock options issued under the Company’s 2002 Plan (except those granted within two years of such death or disability) and all unvested stock options under the Long-Term Plan, shall immediately vest. The Committee believes that acceleration due to death or disability is needed in order to recruit and retain the Executives, since such acceleration features are offered by competitors for their services.

Restricted Stock. For grants of restricted stock made prior to 2008, there is no acceleration of the vesting of the restricted stock issued to the Executives under the Long-Term Plan under circumstances of death or disability. For grants made in 2008, all shares of service-based restricted stock immediately vest in full. Shares of performance based restricted stock granted in 2008 immediately vest on a proportional basis computed by dividing the number of full years of continuous service completed after the vesting commencement date (January 1, 2008) by three irrespective of what portion of the performance standard had been achieved.

Upon Death or Disability

The table set out below reflects the value of restricted stock, Long-Term Plan options, and 2002 Plan options that would have been accelerated had the Executive died or become disabled on December 31, 2008.

Name	Acceleration of Restricted Stock (1)	Acceleration of Nonqualified Options (2)	Acceleration of Qualified Options (3)	Total of all columns
J. Mariner Kemper	$204,163	$1,056,588	$69,846	$1,330,597
Michael D. Hagedorn	$76,166	$345,775	$76,660	$498,601
Peter J. deSilva	$201,491	$997,981	$69,846	$1,269,318
Clyde F. Wendel	$75,590	$217,318	$0	$292,908
Peter J. Genovese	$62,911	$365,202	$69,846	$497,959

(1)	These amounts represent the acceleration of vesting, upon qualified retirement, of all of the service-based restricted stock and one-third of the performance-based restricted stock granted in 2008.

(2)	These amounts represent acceleration of vesting, upon death or disability, of all non-qualified options granted under the Long-Term Plan; the value of such options is deemed to be equal to the amount that they were “in the money” as of December 31, 2008.

(3)	These amounts reflect acceleration of vesting, upon death or disability, of options granted under the 2002 Plan and not otherwise yet vested; the value of such options is deemed to be equal to the amount that they were “in the money” as of December 31, 2008.

Qualified Retirement

Stock Options. Upon a “qualified retirement” (defined as a retirement at age 60 or more with 10 or more years of continuous service to the Company under the Long-Term Plan, and age 60 or more with 20 years of continuous service under the 2002 Plan) of an Executive, all unvested stock options issued under the Company’s 2002 Plan (except those granted within two years of such date) and all unvested stock options under the Long-Term Plan, shall immediately vest. The Committee believes that acceleration due to such retirement is appropriate and necessary in order to motivate and reward Executives approaching retirement age, since such acceleration features are offered by competitors for their services.

Restricted Stock. For grants of restricted stock made prior to 2008, there is no acceleration of vesting of the restricted stock issued to the Executives under the Long-Term Plan upon qualified retirement. For grants made in 2008, all shares of service-based restricted stock not already vested will vest on a proportional basis by dividing the number of years of continuous service completed as of the qualified retirement as measured from the grant date (February 23 in 2008), by the number of full years of continuous service required in order for each respective tranche to vest. Shares of performance-based restricted stock granted in 2008 vest proportionally as to the basis of the portion of the applicable performance standard that has been met as of the effective date of the qualified retirement without regard to the number of years of continuous service. The proportional vesting of the performance-based restricted stock, however, would not become effective until after the completion of the three-year performance period and until the achievement of the applicable performance standard has been confirmed by the Compensation Committee. As of December 31, 2008, no shares of the 2008 grant of service-based restricted stock would be vested, and 33.49% of the shares of the performance-based restricted stock would be vested. The Company would not issue shares of performance-based restricted stock until the completion of the performance period and a confirmation that the entire performance standard for the performance period had been met.

Qualified Retirement

Mr. Genovese was the only Executive who is eligible for a qualified retirement, and the value of the restricted stock, Long-Term Plan options, and 2002 Plan options that would have automatically vested on December 31, 2008 had he retired on such date, is reflected in the table below.

Name	Acceleration of Restricted Stock (1)	Acceleration of Nonqualified Options (2)	Acceleration of Qualified Options (3)	Total of all columns
J. Mariner Kemper	$0	$0	$0	$0
Michael D. Hagedorn	$0	$0	$0	$0
Peter J. deSilva	$0	$0	$0	$0
Clyde F. Wendel	$0	$0	$0	$0
Peter J. Genovese	$9,589	$365,202	$69,846	$444,637

(1)	These amounts represent the acceleration of vesting, upon qualified retirement, of 33.49% of the performance-based restricted stock granted in 2008. Payment would not be made until completion of the performance period and would be contingent upon a determination that the entire performance standard for the performance period had been met.

(2)	These amounts represent acceleration of vesting, upon qualified retirement, of all non-qualified options granted under the Long-Term Plan; the value of such options is deemed to be equal to the amount that they were “in the money” as of December 31, 2008.

(3)	These amounts reflect acceleration of vesting, upon qualified retirement, of options granted under the 2002 Plan and not otherwise yet vested; the value of such options is deemed to be equal to the amount they were “in the money” as of December 31, 2008.

DIRECTOR COMPENSATION

Directors of the Company who are not employed by the Company or its subsidiaries receive a retainer of $20,000 per year, of which $10,000 is paid in cash and $10,000 in the form of a grant of Company common stock. Both the cash portion and stock portion are based upon the numbers of full calendar quarters that each respective director serves as a director. One-fourth of the cash portion of the retainer is paid at the end of each calendar quarter of service. The stock portion of the retainer is issued in arrears at the first meeting of the Compensation Committee after the end of the fiscal year, and is fully vested and non-forfeitable upon issuance. The directors also received in 2008, $1,000 for each board meeting they attended. The Audit Committee chairman received an annual retainer of $5,000, and all Audit Committee members are paid $1,000 for each committee meeting they attend. The chairmen of the Governance Committee and of the Compensation Committee each received an annual retainer of $2,500, and the members of the Governance Committee and the Compensation Committee are each paid $1,000 for each committee meeting they attend. At its January 22, 2009 meeting, effective as of January 1, 2009, the Compensation Committee revised the Director attendance fee to $1,500 per meeting attended, and increased the annual retainer fee of the Audit Committee chairman to $6,250 and the annual retainer fee of the Compensation Committee chairman and Governance Committee chairman to $3,500. Such increases were believed by the Compensation Committee to be a necessary and appropriate first step in increasing the overall compensation of the Company’s directors to a level that is closer to that of the Company’s peer group, and sufficient to enable the Company to attract and retain the quality of directors that is necessary to continue the Company’s growth and successes.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total
Theodore Armstrong	$26,533	$9,983	$36,516
David R. Bradley, Jr.	$20,033	$9,983	$30,016
Michael J. Chesser	$1,000	$9,983	$10,983
Terrence P. Dunn	$20,533	$9,983	$30,516
Kevin C. Gallagher	$20,533	$0	$20,533
Greg M. Graves	$23,533	$9,983	$33,516
Richard Harvey	$2,528	$9,983	$13,511
Alexander C. Kemper	$16,033	$9,983	$26,016
John H. Mize, Jr.	$21,533	$9,983	$31,516
Kris A Robbins	$20,533	$9,983	$30,516
Thomas D. Sanders	$22,033	$9,983	$32,016
L. Joshua Sosland	$16,033	$9,983	$26,016
Paul Uhlmann III	$20,033	$9,983	$30,016
Dr. Jon Wefald	$21,033	$9,983	$31,016
Thomas J. Wood III	$19,033	$9,983	$29,016

(1)	Fees shown in the table reflect total fees earned during 2008, including an amount equal to a partial share from the grant of the directors’ stock retainer for 2007 that was paid during 2008.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) and includes only the stock retainer granted for 2007 board service and paid in January, 2008.

PROPOSAL # 1: ELECTION OF DIRECTORS

General Information About The Nominees and The Current Directors

The Governance Committee of the Company has selected and approved, and the Board has nominated, candidates to be presented to the shareholders at the Annual Meeting for election to the Board. At the Annual Meeting, shareholders will be asked to vote for four Class III directors who will serve until the annual meeting in 2012.

Directors are elected by cumulative voting, which means that each shareholder is entitled to cast as many votes for the election of directors to each class as shall equal the number of shares of common stock held by him or her times the number of directors to be elected in that class of directors. Each shareholder may cast all such votes for a single nominee within that class or may distribute them between two or more nominees within that class, as he or she sees fit. To be elected, a nominee must receive a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

Each of the nominees has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the Governance Committee may select and approve, and the Board may nominate.

The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office:

Nominees For Election

Class III—Terms expiring in 2012

Name	Age	Position with the Company	Director Since
J. Mariner Kemper	36	Chairman, CEO and Director	2004
John H. Mize, Jr.	69	Director	1986
Thomas D. Sanders	64	Director	1991
L. Joshua Sosland	48	Director	1998

Directors Who Will Continue In Office

Class I—Terms expiring in 2010

Name	Age	Position with the Company	Director Since
David R. Bradley, Jr.	59	Director	1983
Peter J. deSilva	47	President, COO, and Director	2004
Terrence P. Dunn	59	Director	2003
Alexander C. Kemper	43	Director	1992
Kris A. Robbins	50	Director	2000

Class II—Terms expiring in 2011

Name	Age	Position with the Company	Director Since
Theodore M. Armstrong	69	Director	2005
Kevin C. Gallagher	40	Director	2007
Greg M. Graves	51	Director	2003
Paul Uhlmann III	58	Director	2000
Thomas J. Wood III	62	Director	2000

Information About The Directors And Nominees

Mr. Armstrong served as Senior Vice President and Chief Financial Officer of Angelica Corporation in St. Louis, Missouri from 1986 until February 2004, and as a consultant to Angelica thereafter. Angelica Corporation is a provider of textile rental and linen management services to the U.S. healthcare market. Mr. Armstrong also serves as a director and as a member of the audit committee and the nominating and corporate governance committee of Cabela’s Inc., and he serves as a director and a member of the audit committee of World’s Foremost Bank, a Cabela’s subsidiary.

Mr. Bradley has served as President and Editor of the News-Press and Gazette Company in St. Joseph, Missouri since 1971. He has also served as Publisher since 1994. The News-Press and Gazette Company is a newspaper, cable and broadcasting company. The News-Press and Gazette Company has operations in Missouri, Kansas, Texas, Arizona, California, Oregon, Colorado and Idaho.

Mr. deSilva joined the Company as President and Chief Operating Officer in January 2004. In May of 2004, he also assumed the positions of Chairman and Chief Executive Officer of UMB Bank, n.a. Prior to joining the Company, Mr. deSilva was employed by Fidelity Investments from 1987 until 2004, serving as Senior Vice President of Operations and Customer Service.

Mr. Dunn has served as President and Chief Executive Officer of J.E. Dunn Construction Group Inc. (formerly known as Dunn Industries) since 1989. J.E. Dunn Construction Group Inc. is headquartered in Kansas City, Missouri, and is the holding company for commercial contractor and construction company affiliates across the nation, including J. E. Dunn Construction Company. Mr. Dunn also serves as a director of Kansas City Southern where he is a member of the compensation and organization committee and the nominating committee.

Mr. Gallagher is currently the President and Chief Executive Officer of Gallagher Industries in Denver, Colorado, a private equity investment firm, and has served in that capacity since 2005. From 2002 through 2005, he served as Managing Director of the same company.

Mr. Graves is Chairman of the Board and Chief Executive Officer of Burns & McDonnell, a consulting engineering company headquartered in Kansas City, Missouri with offices and operations throughout the United States. Prior to being named as Chairman, he served as President and Chief Executive Officer from October 2003 until December 2008; from January 2003 through October 2003, he served as President and Chief Operating Officer. He served as General Manager of that company’s Energy Division from November 1997 through June 2001, and as President of its Energy Group from July 2001 through December 2002.

Mr. Alexander C. Kemper, a brother of J. Mariner Kemper and first cousin of Thomas J. Wood III, is Chairman of the Board of the Collectors Fund, a private equity fund focused on alternative asset classes. Prior to founding the Collectors Fund, Mr. Kemper served as Chairman and Chief Executive Officer of Perfect Commerce, Inc. (formerly eScout LLC) from March 2000 to mid-2006, an e-commerce company. Prior to March 2000, he served as President of the Company from 1995 and as Chief Executive Officer from July 1999, and served as Chief Executive Officer of UMB Bank, n.a. from January 1996 and as Chairman and Chief Executive Officer of UMB Bank, n.a. from January 1997. Mr. Kemper also serves as a director and a member of the audit committee, compensation committee, and governance committee for NIC Inc. In 2008, Mr. Kemper became a Director of the BATS Exchange.

Mr. J. Mariner Kemper, a brother of Alexander Kemper and first cousin of Thomas J. Wood III, has served as Chairman and Chief Executive Officer of the Company since May 2004 and has served as Chairman and Chief Executive Officer of UMB Bank Colorado, n.a. since July 2000. Mr. Kemper was a Vice Chairman of the Company from February 2003 until May 2004. He also was President of UMB Bank Colorado, n.a. from October 1997 until July 2000.

Mr. Mize has served as Chairman, President and Chief Executive Officer of the Blish-Mize Company, Atchison, Kansas, since 1982. Blish-Mize is a wholesale hardware distribution company.

Mr. Robbins was named Chairman of the Security Benefit Corporation and its companies in January 2006, and he has served as Chief Executive Officer since January 2001. Security Benefit Corporation and its affiliates provide annuities, mutual funds, exchange traded funds, retirement plans, and business processing services throughout the United States.

Mr. Sanders currently serves as Board Consultant/Strategic Planning, MMC Corp., Leawood, Kansas. From 1991 through 2005, he served as Chairman of MMC Corp. He served as Chief Executive Officer of such company from 1991 through January 2003. MMC Corp. is a construction holding company. Prior to that he served as Chairman of the Board, President and CEO of Midwest Mechanical Contractors, Inc., one of MMC Corp.’s operating companies.

Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. The Sosland Companies are primarily engaged in trade publications for the baking, flour milling and food processing industries. Mr. Sosland has also served as editor of “Milling & Baking News” since 2000.

Mr. Uhlmann has served as President of The Uhlmann Company, Kansas City, Missouri, since 1997. The Uhlmann Company is a grocery products company.

Mr. Wood, a first cousin to J. Mariner Kemper and Alexander C. Kemper, serves as General Partner, Wood Family Partnerships. From 1997 through March 2005, he served as Chairman of the Board of American West Medical Company, a distribution, sales and marketing company of medical supplies.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE -NAMED NOMINEES.

PROPOSAL # 2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee selected and engaged Deloitte & Touche LLP as independent public accountants to examine and audit the consolidated financial statements of the Company for the fiscal year 2009. The Board is recommending that the shareholders ratify such engagement. Notwithstanding the Audit Committee’s initial selection and engagement and the shareholders’ ratification of such engagement, however, the Audit Committee shall be specifically authorized to retain another independent auditing firm at any time during the year if the Audit Committee feels that such change would be in the best interest of the Company. Deloitte & Touche LLP has served as the Company’s auditors continuously since 1982. The Audit Committee has considered whether any other relationships were compatible with the maintenance of Deloitte & Touche LLP’s independence, and the Audit Committee has concluded that such relationships are compatible with the maintenance of its independence. If the Company’s shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider the shareholders’ action in deciding whether to appoint Deloitte & Touche LLP as the Company’s independent auditor for 2010.

The Audit Committee has not established pre-approval policies and procedures for the engagement of auditor services. All auditor services are approved by the Audit Committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

Principal Accounting Firm Fees

Aggregate fees billed to the Company for the fiscal years ending December 31, 2008, and 2007 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”):

	Fiscal years ended December 31,
	2008	2007
Audit fees	$700,000	$834,200
Audit related fees	–0–	20,000	(1)
Tax Fees	–0–	–0–
All other fees	–0–	–0–

Total fees	$700,000	$854,200

(1) Includes fees related to FIN 48 Compliance

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION AND RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

PROPOSAL #3 – SHAREHOLDER PROPOSAL

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 92 shares of the Company’s common stock, has notified the Company that he intends to present a proposal for consideration at the Meeting. As required by the Exchange Act, the text of the shareholder proposal and supporting statement appear as submitted to the Company by Mr. Armstrong. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement. The Board recommends a vote against the proposal for the broader policy reasons set forth below.

Shareholder Proposal:

Shareholder Resolution:

That the shareholders of UMB FINANCIAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired term of previously-elected Directors.

Shareholder Supporting Statement:

17,395,852 shares, 49.52% of shares voted, worth $770,462,285.02 on the date of the meeting were voted in favor of this proposal. Our board, however, has failed to consider that all unmarked proxies were voted against it.

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition:

The Board has seriously considered the proposal to de-classify the Board and require annual election of all of the Company’s directors. After careful consideration, the Board strongly believes this proposal is NOT in the best interests of the Company or its shareholders and recommends that the shareholders vote AGAINST this proposal.

Mr. Armstrong presented a substantially identical proposal at our 2008 annual meeting. A majority of our shareholders rejected that proposal. For the reasons set forth below, we continue to believe there are significant benefits to our shareholders from maintaining a classified board structure.

The Corporate Governance Committee, composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s current classified Board structure. In its most recent review and in connection with its review of this shareholder proposal, the committee considered the history of the classified Board system, the current industry environment, and arguments for and against a classified Board system. After careful consideration, the committee concluded that the continuity and quality of leadership that results from a classified Board creates long-term shareholder value and is in the best interests of the Company and its shareholders. The Board opposes the proposal for the following reasons:

Accountability to Shareholders and Strong Corporate Governance. Mr. Armstrong’s assertion that the classified board structure diminishes a director’s accountability to Company shareholders is unfounded. Each director is required to uphold his fiduciary duties to the Company and its shareholders, regardless of the length of his term of service or the frequency of his standing for re-election. Shareholders already have a meaningful

[1]	Bates, Becher and Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control (April 2007), at page 31.

opportunity at each annual meeting of shareholders to communicate their views on the Board’s oversight of the management of the Company through the director election process. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years.

Stability and Continuity. The classified Board structure is designed to provide stability, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with the Company, its complex financial business, and its strategic goals. The classified Board structure also provides flexibility by requiring the annual election of one-third of the directors and a majority of the directors over a two-year period. Experienced directors who are knowledgeable about the Company’s complex financial business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and its shareholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize the Company’s long-term strategies and growth plans. The Board believes that the Company’s current classified Board is prudent and necessary for the protection of all shareholders.

A classified Board also assists the Company in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand the Company, its operations and its competitive environment. The Board believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term. Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be only for a one-year period.

Mr. Armstrong’s reference to a “positive link” between annual election of directors and firm value is misleading. The cited study did not conclude that companies with classified boards had lower firm performances, as Mr. Armstrong implies. Instead, the authors of the study established a score for companies based on 24 different corporate governance provisions. The authors then analyzed that score in relation to a performance measure called Tobin’s Q. The authors do not suggest that a causal relationship could be found between value and any one of the 24 provisions, much less a special correlation between annual election of directors and “firm value.”

In addition, “firm value” as used in the study cited by Mr. Armstrong is only one measure of firm performance. A different study on “Corporate Governance and Firm Performance” published by Institutional Shareholder Services in December 2004 found a negative relationship between companies that elect directors annually and most other performance measures. The 2004 study suggested that companies with staggered boards have higher profit margins, higher dividend yields and higher share repurchases.

In fact, the results of a more recent board classification study did not support Mr. Armstrong’s theory that there is a significant positive link between board classification and firm value:

In closing, we note that the research to date has done little to empirically evaluate the potential shareholder benefits associated with classified board provisions or establish the causal nature of the relation between board classification and firm value. In this light we suggest a more circumspect policy approach be adopted by some governance practitioners and academics whose recent calls for the abolition of this common governance provision seem unwarranted and potentially damaging for shareholders.1

Enhances the Independence of the Board. The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The Company’s current classified Board structure permits its directors to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Company instead of on the re-nomination process leads to greater independence and better governance.

Protection against Certain Takeovers. A classified Board reduces the Company’s vulnerability to unfriendly or unsolicited takeover tactics that may not be in the best interests of the Company’s shareholders. A classified Board structure encourages such third parties to negotiate at arms’ length with the Board. Because only one-third of the Company’s directors are elected at any annual meeting of shareholders, at least two annual meetings would be required to effect a change in control of the Board, giving the directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. Absent a classified Board, a potential acquirer could unilaterally gain control of the Company by acquiring or obtaining voting control over a sufficient number of shares of the Company’s common stock to replace the entire Board with its own nominees at a single annual meeting, and without paying a fair value to the Company’s other shareholders. Having a classified Board does not prevent unsolicited takeover attempts, but it empowers the incumbent Board to negotiate terms to maximize the value of the transaction to all shareholders.

In considering any takeover effort or other significant development concerning the Company, the Board understands that its duty is to protect the interests of all of the Company’s shareholders. The Board intends to discharge that duty to its utmost ability and would not utilize the various defensive tactics available to it to resist any action that the Board believes to be in the best interests of all of the Company’s shareholders. The majority of the Board are independent, non-management directors who will always put the interests of shareholders first.

Actions of Other Companies. Mr. Armstrong lists several companies that now elect directors annually because of his efforts. Each of those companies made the decision to conduct annual director elections in light of its own particular financial and market circumstances. The Board does not believe that the fact that other companies have taken steps to remove their classified boards is a persuasive reason for the Company to undertake the same initiative.

A majority of the Company’s peers have classified boards. In a late-2007 study of 1,425 companies in the S&P 1,500, RiskMetrics Group noted that 52% of such companies had classified boards in 2007 (RiskMetrics Board Practices, 2008 Edition). Specifically, among companies having a similar market capitalization to the Company, 59% had classified boards in 2007.

Required Vote; Recommendation Only. The affirmative vote of the holders of a majority of shares of the Company’s common stock present in person or represented by proxy at the Meeting is required to approve this Proposal No. 3. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not necessarily effectuate the declassification of the Board of Directors.

THE BOARD RECOMMENDS YOU VOTE “AGAINST” PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

IF YOU AGREE THAT THE CURRENT BOARD ELECTION PROCESS WILL PROVIDE CONTINUITY TO SUPPORT THE COMPANY’S CONTINUATION OF ITS ABOVE-PEER PERFORMANCE DURING CHALLENGING ECONOMIC CONDITIONS, PLEASE VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

The Board knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy may vote thereon in accordance with their best judgment, subject to and in accordance with the requirements set forth in Rule 14a-4(c) under the Exchange Act.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company by November 9, 2009, to be considered for inclusion in the proxy materials of the Company for the 2010 Annual Meeting. The Company requests that such shareholder proposals be sent to the attention of the Corporate Secretary by certified mail-return receipt requested. In addition, the Company must receive notice of any shareholder proposal to be submitted at the 2010 Annual Meeting (but not required to be included in the Company’s proxy statement for that meeting) by January 23, 2010 or such proposal will be considered untimely pursuant to Rule 14a-5(e)(2) under the Exchange Act.

By Order of the Board of Directors

Dennis R. Rilinger
Secretary

March 9, 2009

Copies of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available at the Company’s website at www.umb.com/investor after they are filed with the SEC. A copy of the Company’s Annual Report on Form 10-K, as filed with the SEC, will be furnished without charge upon written request directed to: Corporate Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106.

C123456789

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 a.m., Central Time, on April 21, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UMBF • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - J. Mariner Kemper (Term Expiring in 2012)	☐	☐	02 - John H. Mize, Jr. (Term Expiring in 2012)	☐	☐	03 - Thomas D. Sanders (Term Expiring in 2012)	☐	☐

04 - L. Joshua Sosland (Term Expiring in 2012)	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.	The Board of Directors recommends a vote AGAINST Proposal 3.

For	Against	Abstain		For	Against	Abstain

2.  To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009.

☐	☐	☐	3. To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.	☐	☐	☐

4. To transact such other matters as may properly come before the meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING ON APRIL 21, 2009

The undersigned hereby appoints Peter J. deSilva, J. Mariner Kemper and Peter J. Genovese or any of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 21, 2009, at 9:00 a.m., and any adjournments thereof.

Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgement if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3. Unless authority to vote for any director nominee is withheld, authority to vote FOR such nominee will be deemed and granted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C123456789

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 a.m., Central Time, on April 17, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UMBF • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - J. Mariner Kemper (Term Expiring in 2012)	☐	☐	02 - John H. Mize, Jr. (Term Expiring in 2012)	☐	☐	03 - Thomas D. Sanders (Term Expiring in 2012)	☐	☐

04 - L. Joshua Sosland (Term Expiring in 2012)	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.	The Board of Directors recommends a vote AGAINST Proposal 3.

For	Against	Abstain		For	Against	Abstain

2.  To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009.

☐	☐	☐	3. To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.	☐	☐	☐

4. To transact such other matters as may properly come before the meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Employee Plan Card — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

CONFIDENTIAL VOTING INSTRUCTIONS TO: MARSHALL & ILSLEY TRUST COMPANY, N.A. AS TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF UMB FINANCIAL CORPORATION AND THE UMB PROFIT SHARING AND 401(K) PLAN

I hereby direct that the voting rights pertaining to the shares of UMB Financial Corporation held by the Trustee and attributable to my account(s) in the above-described plans shall be exercised at the Annual Meeting of Shareholders of the Company to be held April 21, 2009 at 9:00 a.m., or any adjournment of such meeting, in accordance with the instructions on the reverse side, to vote upon Proposals 1-3 and on such other matters that may properly come before the meeting.

Please sign exactly as your name appears on the reverse side of this card. Your ESOP shares will be voted by the Trustee unless you vote by one of the methods shown on the reverse side no later than April 17, 2009. Your 401K shares will not be voted unless you vote by one of the methods shown on the reverse side no later than April 17, 2009.

(Items to be voted appear on reverse side.)

+
C 1234567890

IMPORTANT ANNUAL SHAREHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS!

Important Notice Regarding the Availability of Proxy Materials for the

UMB Financial Corporation Shareholder Meeting to be Held on April 21, 2009

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders is/are available at:

www.envisionreports.com/UMBF

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/UMBF to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.
Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 11, 2009 to facilitate timely delivery.

¢		0 2 0 8 3 9	+
<STOCK#>	010DLB

Shareholder Meeting Notice

UMB Financial Corporation’s Annual Meeting of Shareholders will be held on April 21, 2009 at 1010 Grand Blvd., Kansas City, MO 64106, at 9:00 a.m. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Class III Directors - Terms expiring in 2012: 01 - J. Mariner Kemper, 02 - John H. Mize, Jr. 03 - Thomas D. Sanders, 04 - L. Joshua Sosland.

2.	To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009.

The Board of Directors recommends that you vote AGAINST the following proposals:

3.	To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/UMBF. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g

Email – Send email to investorvote@computershare.com with “Proxy Materials UMB Financial Corporation” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 11, 2009.

010DLB

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼	PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - J. Mariner Kemper (Team Expiring in 2012) 04 - L. Joshua Sosland (Team Expiring in 2012)	☐ ☐	☐ ☐	02 - John H. Mize, Jr. (Team Expiring in 2012)	☐ ☐	☐ ☐	03 - Thomas D. Sanders (Team Expiring in 2012)	☐ ☐	☐ ☐

The Board of Directors recommends a vote FOR Proposal 2.	The Board of Directors recommends a vote AGAINST Proposal 3.

For	Against	Abstain		For	Against	Abstain

2.  To ratify the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2009.

☐	☐	☐	3. To consider a shareholder proposal to eliminate classification of terms of the Company’s Board of Directors to require that all directors stand for election annually.	☐	☐	☐
4. To transact such other matters as may properly come before the meeting or any adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING ON APRIL 21, 2009

The undersigned hereby appoints Peter J. deSilva, J. Mariner Kemper and Peter J. Genovese or any of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 21, 2009, at 9:00 a.m., and any adjournments thereof.

Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgement if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3. Unless authority to vote for any director nominee is withheld, authority to vote FOR such nominee will be deemed and granted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)